Exhibit 4.1

[EXECUTION VERSION]

Dated 4 August 2021

ULTRANAV INTERNATIONAL S.A.

as Seller A

and

ULTRANAV DENMARK APS

as Seller B

and

NAVIERA ULTRANAV LIMITADA

as Guarantor

and

NAVIGATOR HOLDINGS LTD

as Buyer

SHARE PURCHASE AGREEMENT

relating to

the sale and purchase of the entire issued share capital of

each of Othello Shipping Company S.A. and Ultragas ApS

Index

Clause		Page
1	Definitions and Interpretation	3
2	Agreement for Sale	15
3	Consideration	16
4	Completion	16
5	Sellers Warranties	18
6	Buyer Warranties	19
7	Limits on Liability	19
8	Restrictions on Sellers	19
9	Guarantee	22
10	Danish Joint Taxation Scheme	25
11	Implementation and Other Post-Completion Obligations	25
12	Costs	26
13	Confidentiality and Announcements	27
14	Other Provisions	28
15	Notices	31
16	Governing Law and Disputes	34

Schedules

Schedule 1	36
Part A Details of Target A	36
Details of Target B	37
Part C Details of the Target A Subsidiaries	38
Part D	56
Details of the Target B Subsidiaries	56
Schedule 2 Completion Obligations	58
Schedule 3 Sellers Warranties	61
Schedule 4 Buyer Warranties	85
Schedule 5 Limitations of Liability	97
Schedule 6 Target Group Vessels	102
Schedule 7 Director Resignation Letters for Target Group Companies	103
Schedule 8 Danish Joint Taxation Scheme	104

Execution

Execution Pages	108

THIS AGREEMENT is made on 4 August 2021

PARTIES

(1)

ULTRANAV INTERNATIONAL S.A., a corporation duly registered in the Republic of Panama at Microjacket number 66420, Roll 5321, Frame 117 as of 29 January 1981, whose resident agent’s office is at Towerbank Building, 50 Street and Elvira Mendez, Panama, Republic of Panama (“Seller A”)

(2)	ULTRANAV DENMARK APS, registered in Denmark with number 32 94 95 41, whose registered office is at Smakkedalen 6, 2820 Gentofte, Denmark (“Seller B” and together with Seller A, the “Sellers”)

(3)	NAVIERA ULTRANAV LIMITADA, registered in Chile with number 92.513.000-1, whose registered office is at Av. El Bosque Norte 500 P. 20 7550092, Las Condes, Santiago—Chile (the “Guarantor”)

(4)

NAVIGATOR HOLDINGS LTD., incorporated in the Republic of the Marshall Islands with number 29140, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majaro, Marshall Islands, MH96960 (the “Buyer”)

BACKGROUND

(A)	Seller A is the legal and beneficial owner of the entire issued share capital of Target A.

(B)	Seller B is the legal and beneficial owner of the entire issued share capital of Target B.

(C)	Seller A has agreed to sell, and the Buyer has agreed to purchase, the Target A Shares, on and subject to the terms and conditions of this Agreement.

(D)	Seller B has agreed to sell, and the Buyer has agreed to purchase, the Target B Shares, on and subject to the terms and conditions of this Agreement.

(E)

Each of the Sellers is a wholly owned subsidiary of the Guarantor and, as such, the Guarantor has agreed to guarantee the obligations of the Sellers under the Transaction Documents, all on and subject to the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Schedules and the recitals, unless provided, or the context requires, otherwise:

“Adequate Procedures” means adequate policies, procedures, processes and systems designed to ensure, and which are reasonably expected to continue to ensure, compliance with the applicable Anti-Corruption Legislation including devising and maintaining a system of internal accounting controls.

“Anti-Corruption Legislation” means all laws relating to relating to money laundering or the proceeds of criminal activity or bribery or corruption (governmental or commercial), including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other person to: (a) obtain a (business) advantage; or (b) improperly influence them or reward them for improper performance of a duty; including the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, and any other applicable anti-corruption legislation to which the parties may be subject.

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company’s behalf.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Chile, Denmark, England, Panama and New York are open for the transaction of normal banking business (other than solely for trading and settlement in Euro) or, for the purposes of Clause 15, a day on which banks are open for the transaction of normal banking business in the country of receipt of a notice.

“Buyer Claim” means a Buyer Tax Warranty Claim, Buyer General Warranty Claim or Buyer Fundamental Warranty Claim.

“Buyer Data Room” means the electronic data room made available by the Buyer to the Sellers, including at https://navigatorgas1.sharepoint.com/sites/NGT-ExCo/Project%20Indigo/Forms/AllItems.aspx?csf=1&web=1&e=mHHi1p&cid
=e1432ffb%2Df7ec%2D4b3a%2Da3cc%2D57fe1c2bbac0&FolderCTID=
0x01200057199C1BE6933A4AA0B9F7194A115883&viewid=2fdcaa79%2D2c84%2D4fb5%2Daae7%2D46d0abc0a323&id=%2Fsites%2FNGT%2DExCo%2FProject%20Indigo%2FDue%20Dilligence, containing documents and information relating to, inter alia, the Buyer, copies of which are contained in electronic format on a USB thumb drive in the approved form and listed in the index attached to the Buyer Disclosure Letter.

“Buyer Disclosure Documents” means:

(a)

the documents made available via the Buyer Data Room and contained on the duplicate USB drives which have been provided by or on behalf of the Buyer to the Sellers or their advisers prior to the date of this Agreement; and

(b)	the Buyer Disclosure Letter.

“Buyer Disclosure Letter” means the disclosure letter in the approved form of even date with this Agreement from the Buyer to the Sellers in connection with the Buyer Warranties.

“Buyer Election Notice” has the meaning given to that term in Schedule 5.

“Buyer Financial Statements” has the meaning given to that term in Schedule 4.

“Buyer Fundamental Warranties” means the warranties set out in paragraphs 1 and 2 of Schedule 4.

“Buyer Fundamental Warranty Claim” means a claim for breach of any Buyer Fundamental Warranty.

“Buyer General Warranty Claim” means a claim for breach of any Buyer Warranty (other than a Buyer Tax Warranty Claim or a Buyer Fundamental Warranty Claim).

“Buyer Group” means the Buyer and any subsidiary undertaking or parent undertaking of the Buyer, or any subsidiary undertaking of any such parent undertaking of the Buyer, from time to time (including, following Completion, the Target Group but excluding, for the avoidance of doubt, BW Group Limited), and “Buyer Group Company” means any of them.

“Buyer Payment Default Date” has the meaning given to that term in Schedule 5.

“Buyer SEC Documents” has the meaning given to that term in Schedule 4.

“Buyer Settlement Shares” has the meaning given to that term in Schedule 5.

“Buyer Target Date” has the meaning given to that term in Schedule 5.

“Buyer Tax Warranty Claim” means a claim for beach of a Buyer Tax Warranty.

“Buyer Tax Warranties” means the Buyer Warranties set out in paragraph 13 of Schedule 3 and Clause 6.1 (to the extent it relates to paragraph 13 of Schedule 4) and “Buyer Tax Warranty” means any of them.

“Buyer Warranties” means the warranties set out in Clause 6 and Schedule 4.

“Claim” means a Buyer Claim or a Sellers Claim, as the context may require.

“Class and International Trading Certificates” means, in relation to a Vessel, all documents to be maintained in accordance with: (i) the requirements of the Vessel’s flag state; (ii) relevant Classification Society; (iii) all international regulations and treaties per the International Maritime Organization (IMO); and (iv) the documents necessary to meet the operational and safety requirements of local port authorities and the Vessel’s flag state.

“Classification Society” means a classification society which is a member of the International Association of Classification Societies.

“Companies Act” means Companies Act 2006.

“Competing Business” has the meaning given to that term in Clause 8.5.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 4.

“Completion Date” means the date of Completion.

“Connected Person” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with such person.

“Consideration” means the consideration payable by the Buyer for the Shares as stated in Clause 3.1.

“Consideration Shares” means 21,202,671 shares of common stock, par value $0.01 per share, of the Buyer.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Danish GAAP” means Generally Accepted Accounting Principles as applied in the Kingdom of Denmark.

“Danish Tonnage Tax Regime” means the elective corporation tax regime for the purposes of taxing shipping activity set out in the Danish Tonnage Tax Act (Lovbekendtgørelse 2021-03-22 nr. 500 om beskatning af rederivirksomhed samt tidligere versioner heraf).

“DIS Taxation Scheme” means the Danish International Ship Register regime relating to the taxation of seafarers as set out in the Danish Taxation of Seafarers Act (Lovbekendtgørelse 2020-02-07 nr. 131 om beskatning af søfolk samt tidligere versioner heraf)

“Disclosed” means fairly disclosed in such manner and in such detail or with sufficient explanation as to enable a reasonable person to identify and assess the nature and scope of the matter disclosed.

“Disclosure Documents” means, together, the Sellers Disclosure Documents and the Buyer Disclosure Documents.

“Disclosure Letters” means the Sellers Disclosure Letter and the Buyer Disclosure Letter.

“Disposal” means directly or indirectly, unconditionally or conditionally, transfer, sell, assign, swap, charge, mortgage, pledge, grant options or other rights over, encumber or otherwise dispose of (or agree to transfer, sell, assign, swap, charge, mortgage, pledge, grant options or other rights over, encumber or otherwise dispose of) and the expressions “Dispose of” and “Disposal” shall be construed accordingly.

“Economic Sanctions Law” means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority.

“End of Life Vessel” or “ELV” means any Former Vessel which reached the end of its operational life or where its value as scrap was close to or exceeded its value as an operational vessel at the point of disposal by the Seller.

“EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.

“EU Waste Shipment Regulation” means Regulation (EC) No 1013/2006 of the European Parliament and of the Council of 14 June 2006 on shipments of waste.

“Exchange Act” has the meaning given to that term in Clause 11.4(b).

“Exchange Act Report” has the meaning given to that term in Clause 11.4(b).

“Former Vessel” means any Vessel formerly owned, chartered, managed or leased by the Target Group in the three years prior to the date of this Agreement.

“General Warranty Claim” means a Buyer General Warranty Claim or a Sellers General Warranty Claim, as the context may require.

“Government Entity” means:

(a)	any national, state, regional, or local government, and any government agency or department, or political party;

(b)	any entity or business that is owned or controlled by any of those bodies listed in subcategory (a); or

(c)	any international organisation such as the United Nations or the World Bank.

“Government Official” means:

(a)

any officer, employee, or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity;

(b)	any political party, political party official, or political party employee;

(c)	any candidate for public office;

(d)	any royal or ruling family member;

(e)	any agent or representative of any of those persons listed in subcategories (a) through (d).

“Group Relief” means any Relief available between members of a group (including any fiscal unity) for Tax purposes.

“Hong Kong Convention” means the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships.

“Indebtedness” means any borrowings or other indebtedness in the nature of borrowings owed by a Target Group Company (for the avoidance of doubt, excluding trading debts arising in the ordinary course of business).

“Intellectual Property” means copyright and related rights, moral rights, patents, utility models, trademarks, trade names, service marks, domain name registrations, design rights, database rights, rights to inventions, rights in undisclosed or confidential information (such as Know How, trade secrets and inventions (whether patentable or not)), trademark-related goodwill and the right to sue for passing off or unfair competition and other intellectual property rights having equivalent or similar effect to any of the foregoing (whether registered or not) and applications for such rights as may exist anywhere in the world, together with any rights of action for infringement of such rights, whether existing or arising in the future and “Intellectual Property Rights” shall be construed accordingly.

“Investor Rights Agreement” means an investor rights agreement, dated the same date as the Completion Date, and entered into between the Buyer and the Sellers, in the approved form and substantially the same form as the amended and restated investor rights agreement, dated the same date as the Completion Date, entered into between the Buyer and BW Group Limited.

“IT Systems” means the hardware, software, network and telecommunications equipment and Internet-related information technology infrastructure owned or leased by a person or any of its Subsidiaries and used in their respective businesses.

“Know How” means any skills, knowledge, experience, technical information or techniques of whatsoever nature utilised or gained by the relevant person in the course of its business.

“Letter of Intent” means the letter of intent entered into between the parties dated 9 April 2021.

“Losses and Expenses” means any liabilities, losses, damages, fines, penalties, charges, claims, demands, awards, costs and expenses including all reasonably incurred legal costs.

“Pension Schemes” means the pension schemes operated for the benefit of any of the Target Group Companies or the Buyer Group Companies employees, as the context may require.

“Pool Operator” means Unigas International B.V.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons):

(i)

listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official guidance) by a person or organisation listed on, a Sanctions List,

(ii)	a government of a Sanctioned Territory,

(iii)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory,

(iv)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory, or

(v)

otherwise is subject to Sanctions or a target of any Economic Sanctions Law or that is acting on behalf of any of the persons listed in paragraphs (i) to (iv) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law.

“Registration Statement & Prospectus or Offering Memorandum” has the meaning given to that term in Clause 11.4(b).

“Relief” means any loss, relief, allowance or credit in respect of any Tax, any deduction in computing income, profits or gains for the purposes of any Tax and any repayment of Tax.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea and Syria.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) imposed by any Economic Sanctions Law.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union (iv) France, (v) the United Kingdom or (vi) the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury.

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC” has the meaning given to that term in Clause 11.4(b).

“Securities Act” has the meaning given to that term in Clause 11.4(b).

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, right of set-off, trust arrangement, title retention or other security interest or other arrangement of any kind having a similar effect to any of the foregoing.

“Sellers Claim” means a Sellers Tax Warranty Claim, Sellers General Warranty Claim, or a Sellers Fundamental Warranty Claim.

“Sellers Data Room” means the electronic data room made available by the Sellers to the Buyer, including at https://navigatorgas1.sharepoint.com/sites/NGT-ExCo/Project%20Indigo/Forms/AllItems.aspx?csf=1&web=1&e=mHHi1p&cid=e1
432ffb%2Df7ec%2D4b3a%2Da3cc%2D57fe1c2bbac0&FolderCTID=0x01200057199C1BE6933A4AA0B9F7194A115883&viewid=2fdcaa79%2D2c84%2D4fb5%2Daae7%2D46d0abc0a323&id=%2Fsites%2FNGT%2DExCo%2FProject%20Indigo%2FDue%20Dilligence, containing documents and information relating to, inter alia, the Targets and the Shares, copies of which are contained in electronic format on a USB thumb drive in the approved form and listed in the index attached to the Sellers Disclosure Letter.

“Sellers Disclosure Documents” means:

(a)

the documents made available via the Sellers Data Room and contained on the duplicate USB drives which have been provided by or on behalf of the Sellers to the Buyer or its advisers prior to the date of this Agreement; and

(b)	the Sellers Disclosure Letter.

“Sellers Disclosure Letter” means the disclosure letter in the approved form of even date with this Agreement from the Sellers to the Buyer in connection with the Sellers Warranties.

“Sellers Election Notice” has the meaning given to that term in Schedule 5.

“Sellers Fundamental Warranties” means the Warranties set out in paragraphs 1 (excluding paragraph 1.4), 2 (excluding paragraph 2.2) and 3 (excluding paragraph 3.3(d)) of Schedule 3.

“Sellers Fundamental Warranty Claim” means a claim for breach of any Sellers Fundamental Warranty.

“Sellers General Warranty Claim” means a claim for breach of any Sellers Warranty (other than a Sellers Tax Warranty Claim or a Sellers Fundamental Warranty Claim).

“Sellers Group” means each of the Guarantor, each Sellers and any subsidiary undertaking or parent undertaking of any Sellers, or any subsidiary undertaking of any such parent undertaking of any Sellers, from time to time (except, with effect from Completion, the Target Group), and “Sellers Group Company” means any of them.

“Sellers Payment Default Date” has the meaning given to that term in Schedule 5.

“Sellers Settlement Shares” has the meaning given to that term in Schedule 5.

“Sellers Target Date” has the meaning given to that term in Schedule 5.

“Sellers Tax Warranties” means the Sellers Warranties set out in paragraph 19 of Schedule 3 and Clause 5.1 (to the extent it relates to paragraph 19 of Schedule 3) and “Sellers Tax Warranty” means any of them.

“Sellers Tax Warranty Claim” means a claim for beach of a Sellers Tax Warranty.

“Sellers Warranties” means the warranties set out in Clause 5.1 and Schedule 3.

“Services Agreements Termination Deeds” means:

(a)	a deed of termination in respect of a bunker procurement service agreement dated 1 January 2016 entered into between (i) Ultrabulk A/S and (ii) Target B;

(b)	a deed of termination in respect of a technical supervision agreement dated 1 July 2018 entered into between (i) Ultrabulk Shipholding A/S and (ii) Target B, and

(c)

a deed of partial termination in respect of a services agreement dated 1 January 2016, as amended by (i) an addendum to the services agreement dated 22 June 2018 and (ii) an addendum to the services agreement dated 1 July 2020 and entered into between (i) Ultranav Business Support ApS, (ii) Ultrabulk A/S, (iii) Seller B, (iv) Ultratank Shipping ApS, (v) Ultraship ApS and (vi) Target A.

in each case, in the approved form.

“Senior Management Representatives” means:

(a)

in relation to the Buyer, the person who holds the position of Chief Executive Officer (or equivalent officer) of the Buyer from time to time or such other member of senior management with a similar level of responsibility in the Buyer Group as notified to the Sellers and the Guarantor from time to time; and

(b)

in relation to Sellers, the person who holds the position of CEO of the Guarantor (or equivalent officer) in the Sellers Group from time to time or such other member of senior management with a similar level of responsibility in the Sellers Group as notified to the Buyer.

“Shares” means, together, the Target A Shares and the Target B Shares.

“Subsidiaries” means, together, the Target A Subsidiaries and the Target B Subsidiaries and “Subsidiary” shall mean any of them.

“Target A” means Othello Shipping Company S.A., basic details of which are set out in Part A of Schedule 1.

“Target A Shares” means Ten (10) shares of One Thousand Dollars (US$1,000.00) each in the capital of Target A owned by Seller A and to be sold by Seller A to the Buyer pursuant to this Agreement.

“Target A Subsidiaries” means the subsidiary undertakings of Target A, brief details of which are set out in Part C of Schedule 1.

“Target B” means Ultragas ApS, basic details of which are set out in Part B of Schedule 1.

“Target B Shares” means 21,000 shares of nominally DKK 10 each in the capital of Target B owned by Seller B and to be sold by Seller B to the Buyer pursuant to this Agreement.

“Target B Subsidiaries” means the subsidiary undertakings of Target B, brief details of which are set out in Part D of Schedule 1 (and “Target B Subsidiary” shall mean any of them).

“Target Group” means each of Target A, Target B and the Subsidiaries and “Target Group Company” means any of them.

“Target Group Accounts” means the audited consolidated accounts of Target A and the Target A Subsidiaries and the audited accounts of each of Target B and each of the Target B Subsidiaries, in each case for the accounting period ended on the Target Group Accounts Date, and the related notes to such accounts as required by any applicable legislation and accounting standards, copies of which are included in the Sellers Disclosure Documents.

“Target Group Accounts Date” means 31 December 2020.

“Target Group Business Information” means all information, Know How and records (in whatever form held and whether commercial, financial, technical or otherwise) relating to the Target Group or the business or activities or affairs of the Target Group, which can be reasonably considered to be confidential to the Target Group.

“Target Group Guarantees” means any guarantees, indemnities, contractual obligations or Security Interests given by a Target Group Company in respect of any liabilities or obligations of any Sellers Group Company (other than the Target Group).

“Target Group Management Accounts” means the unaudited consolidated balance sheets and the unaudited consolidated income statement of each Target (including any related notes) for the month ended 30 June 2021 (a copy of which is included in the Sellers Disclosure Documents).

“Target Group Personnel” means persons employed by any member of the Target Group.

“Targets” means, together, Target A and Target B, and “Target” shall mean any of them.

“Tax” or “Taxation” means:

(a)

all taxes, levies, duties and imposts and any charges, contributions, deductions or withholdings in each case in the nature of taxation regardless of whether any such taxes, levies, duties, imposts, charges, contributions, deductions and withholdings are chargeable directly or primarily against, or attributable directly or primarily to, the Target Group or any other person and of whether any amount in respect of any of them is recoverable from any other person; and

(b)	all penalties, charges, fines and interest relating to any of the above or in relation to any failure to comply with any law relating to any of the above.

“Taxation Authority” means any taxing, revenue or other authority competent to impose any liability to, or entitled to assess or collect, any Tax falling with paragraph (a) of the definition of Tax.

“Tax Warranty Claim” means a Buyer Tax Warranty Claim or Sellers Tax Warranty Claim.

“Transaction” means the sale and purchase of the Shares and the ancillary arrangements that are the subject of this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement and the other documents delivered at Completion pursuant to Clause 4, but shall exclude any of the Disclosure Documents other than the Disclosure Letters.

“Transitional Services Agreement” means the transitional services agreement in the approved form to be entered into between (i) Ultranav Business Support ApS, (ii) the Guarantor (iii) UltraShip ApS and (iv) Target B.

“VAT” means:

(a)	any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)

any similar sales or turnover Tax, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Taxes referred to in paragraph (a) above, or imposed elsewhere.

“VAT Group” means a group or fiscal unity for the purposes of VAT.

“Vessels” means the vessels listed in Schedule 6 of this Agreement, and “Vessel” has a corresponding meaning.

“Warranties” means the Sellers Warranties and Buyer Warranties, and “Warranty” means any of them.

“$” and “Dollars” means the lawful currency of the United States of America.

1.2	Construction of certain terms

In this Agreement, including the schedules and recitals, unless the context requires otherwise:

“agreement” includes any commitment or arrangement, whether legally binding or not, and references to being party to an agreement or having agreed to anything shall be construed accordingly.

“approved form” in relation to a document, means in a form agreed between the Buyer and the Sellers.

“breach of Warranty” in relation to any Warranty shall mean that the relevant Warranty is untrue, inaccurate or misleading in some respect, whether or not material, and “breached” in the context of a Warranty shall be construed accordingly.

“company” includes any company, corporation or other body corporate, wherever and however incorporated or established, and any unincorporated association.

“expense” means any kind of cost, charge or expense (including all reasonable legal and other professional costs, charges and expenses).

“legislation” means any enactment or subordinate legislation in force in the United Kingdom, any law, decree or regulation in force in a country or territory outside the United Kingdom and any law, decree or regulation adopted in accordance with or having the force of law under any international treaty or convention.

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.

“person” includes any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership or other body corporate or unincorporate (whether or not having separate legal personality).

“property” or “properties” means freehold, leasehold or other immoveable property anywhere in the world.

“regulation” includes any regulation, rule, directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or international body, agency, department or regulatory, self-regulatory or other authority or organisation.

“variation” includes any variation, supplement, deletion or replacement however effected.

“waiver” includes an agreement not to rely on or assert certain provisions or rights during a specified period, until further notice or while or if specified conditions are satisfied.

“written” in relation to a notice, consent, demand or other communication under this Agreement, or an amendment or waiver concerning it, includes sent by e-mail or facsimile transmission and any other mode of reproducing words in a legible and permanent form and “in writing” should be construed accordingly.

1.3	Interpretation

In this Agreement, unless the context requires otherwise:

(a)

unless otherwise defined in this Agreement, words and expressions defined in or for the purposes of the Companies Act in force as at the date of this Agreement (including “subsidiary undertaking” and “parent undertaking”) shall, where the context permits, bear the same meanings in this Agreement and the other Transaction Documents;

(b)

the expression “with full title guarantee” in relation to the sale of any Shares shall import the covenants implied by sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994, but so that the operation of such covenants shall be extended so as to apply regardless of and shall not be affected by:

(i)	the fact (if such is the case) that any Sellers does not know or could not reasonably be expected to know about any charges, encumbrances or rights affecting such property; or

(ii)	anything which at the time of the disposition is within the actual knowledge of the Buyer or which is a necessary consequence of facts that are then within the actual knowledge of the Buyer;

(c)

any reference to, or to a provision of, an enactment (other than the Companies Act) is a reference to it as it is in force from time to time and as from time to time amended, extended, re-enacted (with or without modification), consolidated or replaced or to any enactment which it re-enacts or supersedes (with or without modification) and includes all instruments or orders made under it except to the extent that any amendment, consolidation or re-enactment made after the date of this Agreement would increase the liability of any of the parties to this Agreement;

(d)	references to Clauses, recitals and Schedules are to clauses of and recitals and schedules to this Agreement and any reference to a paragraph is to a paragraph of the relevant Schedule;

(e)	words importing the singular include the plural and vice versa and words importing a gender include every gender;

(f)	references to times of day are to London time;

(g)

references to any particular law, statute, statutory provision or accounting principle applying in the United Kingdom or to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or to any legal concept, principle or state of affairs or thing shall be deemed to include a reference to any equivalent or substantially similar law, statute, statutory provision, accounting principle or legal term, concept, principle or state of affairs (if any) applying at the date of this Agreement or Completion in the country in which the relevant person is incorporated or resident for Tax purposes or trading or has previously traded, but so that in case there is no equivalent or substantially similar law, statute, statutory provision, accounting principle or legal term, concept or principle or state of affairs, or in case of conflict, any definition or meaning of or contained in the United Kingdom statute, statutory provision or accounting principle or English legal term, concept or principle or state of affairs shall apply or prevail, as the case may be;

(h)

references to any particular governmental, administrative or other authority or agency shall include references to any successor to any such authority or agency or any equivalent or substantially similar authority or agency in the country in which the relevant person is incorporated or trading or resident for Tax purposes or has previously traded;

(i)

reference to the memorandum and/or articles of association of a body corporate or unincorporate includes reference to its certificate or memorandum or articles of incorporation, by-laws and/or other constitutional documents;

(j)

any phrases introduced by the terms “including”, “include”, or any similar expression are to be construed without limitation and accordingly the rule known as the ejusdem generis rule shall not apply to this Agreement;

(k)

references to, or to a provision of, this Agreement or any Transaction Document or any other document are references to it as amended, restated, novated, substituted or supplemented from time to time, whether before or after the date of this Agreement;

(l)	references to any person include that person’s legal personal representatives and successors and any permitted assignee or transferee of such person;

(m)

references in this Agreement to any person shall, when construing any provision in relation to VAT or amounts in respect of VAT, be deemed at any time when such person (the “Relevant Person”) is a member of a VAT Group in relation to such VAT or amount in respect of VAT, to include a reference, where appropriate, to any other member of such VAT Group at such time;

(n)

references to Losses and Expenses incurred by a person shall not include any amount in respect of VAT included in such Losses and Expenses for which that person or a member of the same VAT Group is entitled to credit or repayment from any Taxation Authority;

(o)	any indemnity given pursuant to this Agreement is given on an after-Tax basis;

(p)

where any indemnity is given, or any amount is payable (the “Payment”) under this Agreement (the “Payment Obligation”) and such Payment Obligation is stated as being given on an “after-Tax basis”, that Payment shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable by the recipient of the Payment as a result of the Payment’s being subject to Tax in the hands of the recipient of the Payment; and

(iii)

the amount and timing of any Tax benefit which is obtained by the recipient of the Payment to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the entitlement to, or receipt of, the Payment, or to any Tax required to be deducted or withheld from the Payment, the recipient of the Payment is in the same after-Tax position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred.

1.4	Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement.

2	AGREEMENT FOR SALE

2.1	Sale and purchase of Shares

Subject to the other provisions of this Agreement:

(a)	Seller A shall sell the Target A Shares with full title guarantee to the Buyer and the Buyer shall purchase the Target A Shares; and

(b)	Seller B shall sell the Target B Shares with full title guarantee to the Buyer and the Buyer shall purchase the Target B Shares.

2.2	Absolute title to Shares; no security over Shares

The Sellers shall procure that the Buyer will duly obtain absolute title to the entire legal and beneficial interest in all of the Target A Shares (in the case of Seller A) and the Target B Shares (in the case of Seller B), and all rights (whether in respect of distributions, voting or otherwise) which at the date of this Agreement or any later time are conferred on or by any of the Shares, free from any Security Interest or other adverse interest, right, equity, claim or potential claim of any description.

2.3	Waiver of pre-emption rights

Each Sellers gives, and undertakes to procure before Completion, any waiver of any pre-emption or other similar right over any of the Target A Shares (in the case of Seller A) and the Target B Shares (in the case of Seller B), and any consent, which may be necessary under the constitutional documents of any Target or otherwise in connection with the matters contemplated by this Agreement.

2.4	Sale of all Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously, but completion of the purchase of some of the Shares shall not affect the rights of the Buyer with respect to the purchase of the others.

3	CONSIDERATION

3.1	Payment of Consideration

The Consideration shall be the sum of $356,664,000 which shall be satisfied on Completion by the Buyer issuing the Consideration Shares to the Sellers in accordance with Clauses 4.4(b)(i) and 4.4(b)(ii).

4	COMPLETION

4.1	Timing and place of Completion

Subject to the provisions of this Agreement, Completion shall be effected by the Sellers satisfying their obligations under Clauses 4.2 and 4.3 and Part A of Schedule 2 and by the Buyer satisfying its obligations under Clause 4.4 and Part B of Schedule 2.

4.2	Sellers’ Completion obligations

On the Completion Date the Sellers shall deliver or procure that there are delivered to the Buyer each of the items set out in Part A of Schedule 2.

4.3	Events at Completion

On the Completion Date the Sellers shall procure that (to the extent not already done):

(a)	the directors of Target A approve for registration the transfers of the Target A Shares, subject to their being duly executed;

(b)	the persons specified in Schedule 7 have duly resigned as directors of each Target Group Company with effect from Completion, subject to Clause 4.5 below;

(c)	the person nominated by the Buyer is duly appointed as secretary of each Target Group Company (other than Target B and UltraShip ApS) with effect from Completion; and

(d)

any indebtedness in the nature of borrowings or other liability of the Sellers or any Sellers Group Company (excluding the Target Group) or any of their Connected Persons owed to the Target Group (whether due for payment or not but excluding trading debts arising in the ordinary course of business) is fully discharged in cash, with all interest accrued up to the date of Completion.

4.4	Buyer’s Completion obligations

On the Completion Date the Buyer shall:

(a)	deliver or procure that there are delivered to the Sellers each of the items set out in Part B of Schedule 2; and

(b)

issue the Consideration Shares to the Sellers (or as the Sellers may direct in writing) in the following proportions (in book-entry form, together with an executed certificate of the transfer agent of the Buyer certifying as to the book-entry issuance thereof), free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description:

(i)	97.5% Consideration Shares to be issued to Seller A; and

(ii)	2.5% Consideration Shares to be issued to Seller B.

4.5	Follow-up after Completion

As soon as reasonably practicable following Completion, the Buyer shall:

(a)	procure that the Buyer’s ownership of the Target B Shares as well as the resignation of the board members and the auditors of Target B are duly registered with the Danish Business Authority;

(b)	hold a general meeting of Target A and Target B for the purposes of appointing new directors;

(c)	notify the Danish Business Authority of the appointments referred to in clause 4.5(b); and

(d)	forward documentation of the registration with the Danish Business Authority to Seller B and new auditors.

4.6	Replacement guarantees

Insofar as any of the Target Group Guarantees cannot be released on or before Completion, the Sellers shall use all reasonable endeavours to procure the release of each Target Group Company from the Target Group Guarantees on or as soon as practicable after Completion and, with effect from Completion, covenants to pay to the Buyer (or as the Buyer may direct) on demand and on an after-Tax basis an amount equal to any and all Losses and Expenses which the Buyer and/or any Target Group Company may suffer or incur in respect of the obligations and liabilities arising under any of the Target Group Guarantees whether arising from acts or omissions of any person occurring before or after Completion. The Sellers shall be responsible for all costs relating to release of the Target Group Guarantees.

5	SELLERS WARRANTIES

5.1	General

The Sellers warrant, subject to Clauses 5.6 and 7 and Schedule 5, that each statement in Schedule 3 is true, accurate and not misleading in any respect at the date of this Agreement.

5.2	No claim for contribution

The Sellers shall not make any claim for an indemnity or a contribution or otherwise against the Target Group or any person (or the estate of any person) who on the Completion Date is, or at any earlier date was, an officer, employee, agent or consultant of the Target Group in connection with any liability which the Sellers have or may have in respect of a Sellers Warranty.

5.3	Warranties are separate and independent

Each Sellers Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Sellers Warranty or anything contained in the Sellers Disclosure Documents.

5.4	Reduction in Consideration

Any payments made by the Sellers to the Buyer in respect of any Claim shall, to the extent lawfully possible, be treated by the parties as a reduction in the Consideration provided that this Clause 5.4 shall not in any way limit or restrict the amount recoverable by the Buyer or any other person under this Agreement to the amount of the Consideration or any other amount.

5.5	Awareness of Sellers

Where any Sellers Warranty is qualified by reference to the awareness, knowledge, information or belief of the Sellers (or any similar expression) the Sellers shall be deemed to have such awareness, knowledge, information or belief as it would have after reasonable enquiry of each of Michael Schröder, Martin Bork, Jan Vermeij, Francisco Larrain, Raimundo Sanchez, Captain Jeffrey M. Rodriguez, Dag Von Appen, Kaj Pilemand, Oskar Fabricius and Gerardo Hune.

5.6	Disclosure in Sellers Disclosure Letter

The Sellers shall have no liability whatsoever in respect of any Claim (other than a Sellers Fundamental Warranty Claim) if and to the extent that any fact, matter or circumstance which causes any of the Sellers Warranties to be breached or which might result in such Claim or such possible Claim has been Disclosed in the Sellers Disclosure Documents.

6	BUYER WARRANTIES

6.1	General

The Buyer warrants, subject to Clauses 6.4 and 7 and Schedule 5, that each statement in Schedule 4 is true, accurate and not misleading in any respect at the date of this Agreement.

6.2	Warranties are separate and independent

Each Buyer Warranty shall be construed as a separate and independent warranty and, save as expressly provided otherwise, shall not be limited or restricted by reference to or inference from any other terms of this Agreement or any other Buyer Warranty or anything contained in the Buyer Disclosure Documents.

6.3	Awareness of Buyer

Where any Buyer Warranty is qualified by reference to the awareness, knowledge, information or belief of the Buyer (or any similar expression) the Buyer shall be deemed to have such awareness, knowledge, information or belief as it would have after having made all reasonable enquiry of Harry Deans, Georgi Yarmov, Niall Nolan, John Reay, David J. Butters, Paul Flaherty, Oeyvind Lindeman and Barre Browne.

6.4	Disclosure in Buyer Disclosure Letter

The Buyer shall have no liability whatsoever in respect of any Claim (other than a Buyer Fundamental Warranty Claim) if and to the extent that any fact, matter or circumstance which causes any of the Buyer Warranties to be breached or which might result in such Claim or such possible Claim has been Disclosed in the Buyer Disclosure Documents.

7	LIMITS ON LIABILITY

7.1	Limits on liability

The provisions of Schedule 5 shall apply as if set out in this Clause 7 in full.

8	RESTRICTIONS ON SELLERS

8.1	Non-disclosure of Target Group Business Information

The Sellers shall, and shall procure that each of their respective officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the Buyer disclose or make available to any person or use for any purpose of itself or any other person any Target Group Business Information.

8.2	General commercial information

Following the third anniversary of the Completion Date, Clause 8.1 will not apply to any Target Group Business Information that is solely comprised of general commercial information and does not include any technical information that is sensitive from a competition perspective or is a trade secret under applicable law.

8.3	Permitted disclosures

Clause 8.1 does not apply to any Target Group Business Information:

(a)	which is already in or subsequently enters into the public domain other than following a breach by the disclosing party of Clause 8.1; or

(b)	a bona fide disclosure of which is:

(i)

required to be made to a court, governmental, official, regulatory or stock exchange authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by any applicable legislation; or

(ii)

made to the employees, officers, agents or professional advisers of the Sellers to the extent necessary for such persons to obtain the same for the purpose of discharging their responsibilities to the Sellers; or

(iii)	to a Taxation Authority in connection with the management of the Tax affairs of the disclosing party or any person connected with that party,

provided always that the disclosing party shall use its best endeavours to procure that any Target Group Business Information so disclosed is only used for the purposes for which it was disclosed and is kept confidential by the person to whom it is disclosed.

8.4	No holding out

The Sellers shall not, and shall procure that no Sellers Group Company shall, at any time after Completion:

(a)

have any authority to act on behalf of the Target Group other than through the exercise of its governance rights under the Investor Rights Agreement or any other agreement with the Target Group entered into following Completion; or

(b)	in any way, whether directly or indirectly, use the Target Group Intellectual Property for business purposes other than to disclose its affiliation with the Target Group following Completion.

8.5	Non-competition

The Sellers shall not, and shall procure that no Sellers Group Company or Connected Person of any Sellers Group Company shall, at any time before the earlier to occur of:

(A) after 1 August 2024, the Sellers and the Sellers’ Affiliates ceasing to own any shares in the Buyer and ceasing to have any appointee on the board of the Buyer; and

(B) 1 August, 2026,

compete with the Target Group in the transport of liquefied gases and petrochemical gases on vessels below 25.000 CBM or in any other industry that can reasonably be regarded as being or likely to be in competition with any trade or business in the relevant markets as understood by the business concerned or the industry in which the Target Group carries on its business at the Completion Date (“Competing Business”). Notwithstanding the foregoing:

(i)

nothing in this Agreement shall prohibit, preclude or in any way restrict the Sellers Group Company or its Connected Persons, from: (i) purchasing or acquiring, or being the holder or beneficial owner of, up to five percent (5%) of the outstanding equity securities of any Person, including a Competing Business; (ii) acquiring and, after such acquisition, owning an interest in any Person (or its successor) that conducts a Competing Business if the annual revenue generated by such Competing Business in the last completed fiscal year of such Person did not exceed ten percent (10%) of such Person’s consolidated annual revenues for such fiscal year, and (iii) conducting any local trades (cabotage) in Latin American countries.

(ii)

subject to applicable anti-trust laws, nothing in this Agreement shall prohibit, preclude or in any way restrict any director of the Sellers Group Company or its Connected Persons from, whether in such director’s personal capacity or as a manager, partner, director, officer or other control person of an investment fund, investing in, participating in or directing the investment in, serving on the board of directors or similar governing body of, receiving information rights in or participating in other customary activities related to investments in, any Person that is engaged in a Competing Business.

8.6	Non solicitation

Without prejudice to its common law duties the Sellers shall not, and shall procure that no Sellers Group Company shall at any time before 1 August, 2024, in any way, whether directly or indirectly, invite any person who, as at the date of this Agreement, is an employee of the Target Group who is employed in an executive or managerial capacity or any director (or director equivalent) of the Target Group to become an employee or contractor of or in any other way associated in business with the Sellers or any Sellers Group Company whether or not such person would commit any breach of his contract of employment or other contract by doing so or otherwise.

8.7	Restrictions generally

The Sellers agree that:

(a)	the restrictions set out in this Clause 8 operate as separate restrictions in relation to each Target Group Company or, in the case of Clause 8.6, each trade or business of the Target Group;

(b)

the restrictions set out in this Clause 8 taken separately and together, are not more onerous or extensive than is necessary to protect the value of the Shares and the ability of the Buyer to sell, or procure the sale of, the Shares or the shares or business of any Target Group Company or any part of them/or any part of the business of the Target Group, and are also fair and reasonable, having regard to all the circumstances, including the amount which it is to receive under this Agreement;

(c)

in the event that a court holds that any of the restrictions set out in this Clause 8 would be unenforceable unless some part of it were deleted or its scope were reduced (by being limited to a specific type of business, by its duration or geographic extent being reduced or in any other way), the restriction shall have effect, and shall be deemed always to have had effect, subject to such alterations to the extent they are necessary to prevent it from being unenforceable; and

(d)

each of the restrictions set out in this Clause 8 is separate from the others so that it will not be rendered unenforceable if (despite the above) all or any of the other restrictions is unenforceable.

8.8	Indemnity for breach of restrictions

The Sellers covenant to pay to the Buyer on demand and on an after-Tax basis an amount equal to any and all Losses and Expenses which the Buyer and/or the Target Group may incur as a result of a breach by the Sellers or any Sellers Group Company to any of the restrictions set out in this Clause 8.

8.9	Other existing or future obligations

The restrictions set out in this Clause 8 shall neither affect nor be affected by any obligations which the Sellers may have under any contract now or after the date of this Agreement in force between it and any Target Group Company or the Buyer Group.

9	GUARANTEE

9.1	Guarantor’s obligations

In consideration of the Buyer entering into this Agreement and other good and valuable consideration, the Guarantor hereby unconditionally and irrevocably covenants with the Buyer as a primary obligation of the Guarantor:

(a)

to procure that the Sellers shall perform punctually all of their obligations under the Transaction Documents and under all agreements entered into pursuant to them (including all variations, extensions and renewals of any such agreement);

(b)

that, if and whenever the Sellers shall be in default in the payment when due of any amount payable under any such agreement, the Guarantor shall immediately on demand pay all amounts then payable by the Sellers as though the Guarantor instead of the Sellers were expressed to be the principal debtor; and

(c)

to pay to the Buyer on demand an amount equal to any and all Losses and Expenses which it may pay or incur in collecting any amount payable by the Sellers or the Guarantor in connection with any matter referred to in this Clause 9.1 including:

(i)	the disputing and/or settlement of any claim under Clause 9.1 and any steps taken to avoid and advice sought in connection with any actual, threatened or anticipated claim;

(ii)	any legal proceedings in which the Buyer makes a claim under Clause 9.1; and

(iii)	the enforcement of any such settlement or judgment.

9.2	Guarantor’s liability not discharged

The Guarantor acknowledges that its liability as guarantor under this Clause 9 shall not be discharged or impaired in any way by:

(a)	any release of or granting of time to the Sellers or other person or any other indulgence, waiver, consent, or concession being granted to the Sellers or other person;

(b)	the release of the Sellers or any other person under the terms of any composition or arrangement with any creditor of any Sellers Group Company;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, the Sellers or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Sellers or any other person;

(e)

any amendment, variation, renewal, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any agreement referred to in Clause 9.1(a) or any other document or security including any change in the purpose of any agreement referred to in Clause 9.1(a) or other document or security (other than an express release or variation of this guarantee); and

(f)

any other act, omission, dealing or matter of the Sellers (including any change in the constitutional documents of the Sellers) or the insolvency, liquidation, dissolution, reconstruction, amalgamation or bankruptcy or other similar proceedings of the Sellers.

9.3	Release of Guarantor’s obligations

Any release, compromise or discharge (in whole or in part) of the obligations of the Guarantor under this Agreement shall be deemed to be made subject to the condition that it will be void if any payment or security which the Buyer may receive or has received from the Sellers or the Guarantors or on their behalf is set aside or proves invalid for whatever reason and the liability of the Guarantor under this Clause 9 shall continue or be reinstated as if the release, compromise or discharge had not occurred.

9.4	Continuing guarantee

(a)

The guarantee contained in this Clause 9 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Sellers under any Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

(b)

The guarantee contained in this Clause 9 is in addition to and not in substitution for any other security which the Buyer may now or after the date of this Agreement hold for the obligations of the Sellers under any agreement referred to in Clause 9.1(a). The Guarantor waives any right it may have of first requiring the Buyer to proceed against or enforce any other rights or security or claim payment from any person (including to commence any proceedings under any Transaction Document) before claiming or commencing proceedings under this Clause 9. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

9.5	Payment

All payments to be made by any party under any Transaction Document pursuant to the terms thereof shall be made on the due date in cleared funds and to such account as the party entitled to such payment shall specify in writing reasonably in advance of the due date.

9.6	Guarantor’s warranties

The Guarantor warrants to the Buyer that each of the following statements is at the date of this Agreement true, accurate and not misleading in any respect:

(i)	it has the requisite capacity, power and authority, and has taken all necessary corporate action to enable it, to enter into, and perform all its obligations under, this Agreement;

(ii)	this Agreement constitute its legal, valid and binding obligations enforceable against it in accordance with its terms;

(iii)

the execution and delivery of, and performance by, it of this Agreement does not and will not result in a breach of, or constitute any default under, any law or regulation applicable to it, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its constitutional documents or any agreement to which it is a party;

(iv)

all consents, licences, approvals and authorisations required for it to enter into and perform its obligations under this Agreement and the transactions contemplated by it have been obtained and are in full force and effect;

(v)

no action, suit, proceeding, litigation or dispute against it is presently taking place or pending or, to its knowledge, threatened which would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement; and

(vi)	in so far as it is a body corporate:

(A)	it is a body corporate duly incorporated and existing under the laws of the jurisdiction in which it is incorporated;

(B)

no order has been made or petition presented or resolution passed for its winding up, no provisional liquidator has been appointed in relation to it, and no meeting has been convened for the purpose of its winding up, and it is not insolvent or unable to pay its debts as they fall due within the meaning of any insolvency legislation applicable to it;

(C)

no administration order has been made and no petition for such an order has been presented in respect of it and no notice has been given or filed in relation to the appointment of an administrator of it;

(D)

no receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of it’s property, assets and/or undertaking and there is no unfulfilled or unsatisfied judgment or court or tribunal order outstanding against it in relation to the foregoing;

(E)

no voluntary arrangement has been proposed or entered into by it with any of their respective creditors under any insolvency legislation applicable to it, nor has any scheme of arrangement of its affairs or other scheme or compromise or arrangement, in each case between it and its creditors or any class of its creditors been proposed, approved or sanctioned in respect of it; and

(F)

so far the Guarantor is aware, no events or circumstances have arisen which entitle or would reasonably be expected to entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 9.6(vi)(B) to (E) (inclusive) above.

10	DANISH JOINT TAXATION SCHEME

The provisions of Schedule 8 shall apply as if set out in this Clause 10 in full.

11	IMPLEMENTATION AND OTHER POST-COMPLETION OBLIGATIONS

11.1	Further assurances

Each of the parties (at their own cost) shall and shall cause any of their respective Connected Persons to execute any deeds or documents and exercise or waive any rights and generally take any action, including passing (or procuring that there is passed) any resolution which the other party may reasonably require, which may be necessary for the Transaction Documents to be carried into effect.

11.2	Release of claims and liabilities

With effect from Completion, each of the Guarantor and the Sellers hereby:

(a)

unconditionally releases each Target Group Company from all claims by, and all liabilities and obligations to, each Sellers Group Company and any of their Connected Persons (and each shall procure that each Sellers Group Company shall unconditionally release each Target Group Company from all claims by, and all liabilities and obligations to, each Sellers Group Company and any of their Connected Persons); and

(b)	confirms that no agreement or arrangement is outstanding as at the Completion Date under which such a claim against, liability of, or obligation by, any Target Group Company could arise.

11.3	Release of guarantees

With effect from Completion, each of the Guarantor and the Sellers hereby releases each Target Group Company from any securities, guaranties or indemnities given by or binding upon any Target Group Company in respect of any Losses and Expenses of any Sellers Group Companies or any of their Connected Persons.

11.4	Provision of information to satisfy regulatory requirements

(a)

At all times following Completion, the Sellers undertake to provide the Buyer as soon as reasonably practicable on request with all information in Sellers’ possession in relation to the Target Group if it is required for the purposes of complying with any requirement to make a bona fide disclosure to a court, governmental, official, regulatory or stock exchange authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by any applicable legislation or to a Taxation Authority in connection with the management of the Tax affairs of the Target Group or any entity within the Buyer Group.

(b)

From and after the date of this Agreement, the Sellers shall, and shall procure that each of their respective officers, employees and agents shall, provide the Buyer or any officer, employee or agent of the Buyer, at the sole expense of the Buyer and to the extent reasonably obtainable by the Sellers, with reasonable access to the data and financial information of the Targets and the Shares, as the Buyer may require in order to obtain or develop historical and/or pro forma financial information and other disclosures required by the Buyer to comply with the Buyer’s public reporting obligations under the Securities Act of

1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder, including but not limited to the requirements of Form F-3, Rule 3-05 of Regulation S-X, Article 11 of Regulation S-X, Section 14(a) and any related interpretive guidance promulgated by the SEC, including in connection with any report required to be filed under the Exchange Act or, if applicable, in any proxy statement required to be furnished to the Buyer’s stockholders (each, an “Exchange Act Report”) or any registration statement (including any pre- or post-effective amendment thereto or any prospectus or prospectus supplement in respect thereof) or any private placement offering memorandum or supplement in respect thereof (each a “Registration Statement & Prospectus or Offering Memorandum”), it being understood that such reporting obligations are the sole obligation of the Buyer. Each of the Sellers and their respective officers, employees and agents (at the sole expense of the Buyer) shall:

(i)

provide reasonable cooperation in connection with the preparation of each Exchange Act Report and Registration Statement & Prospectus or Offering Memorandum, including providing reasonable access to auditors, employees, books and records, and any financial data reasonably requested by the Buyer in connection therewith, but solely to the extent that any such information and/or cooperation is (A) reasonably necessary to include in an Exchange Act Report or Registration Statement & Prospectus or Offering Memorandum and (B) reasonably obtainable by the Sellers; and

(ii)

use commercially reasonable efforts to cause its independent public accountants to provide any consent necessary for the filing of such documents and to deliver a customary comfort letter to the Buyer (in each case, at the sole expense of the Buyer) with respect to financial information for time periods before the Completion Date relating to the Transaction included as part of such documents.

11.5

To the extent not resolved prior to the Completion Date, the Sellers shall (at no cost to the Buyer or Ultraship Crewing Philippines, Inc) provide all reasonable assistance requested by the Buyer in order to ensure (and the Sellers shall exercise any rights either holds so as, to the extent possible, procure) that all necessary invoicing formalities are correctly completed and/or corrected in connection with the provision of services under the Manning Agreement dated 8 February 2018 and made between Ultraship ApS and Ultraship Crewing Philippines, Inc. In particular, but without limitation, the Sellers shall assist the Buyer and Ultraship Crewing Philippines, Inc. so as to ensure that the advice provided to Ultraship Crewing Philippines, Inc. by M. Ng & T. Lopez Partnership Firm in a letter dated 13 July 2021 and headed “Taxability on Proceeds of Advances for Manning Fees and Operating Expense Funds” is followed and implemented

12	COSTS

12.1	Responsibility for costs

(a)

Each party shall pay its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of the Transaction Documents and any related matters and investigating the affairs of the Target Group. All stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in connection with the sale of Shares or the issuance of the Consideration Shares will be payable by the Buyer.

(b)

Each of the Sellers undertakes to the Buyer and agrees that that none of the costs referred to in Clause 12.1(a) and incurred by any Sellers Group Company shall be borne or otherwise payable by any Target Group Company (whether before or after Completion).

13	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Non-disclosure

The Sellers and the Buyer shall, and shall procure that the officers, employees and agents of each Sellers Group Company (in the case of the Sellers) and each Buyer Group Company (in the case of the Buyer) respectively shall, keep confidential and shall not disclose or make available to any person, for a period of three years, after the date of this Agreement, and shall use only for the purpose of exercising or performing its rights and obligations under or as otherwise contemplated by this Agreement, (a) the Transaction Documents, (b) the terms of the Transaction Documents and/or the negotiations relating to the Transaction Documents, and (c) any information acquired by that party which relates to the business or activities or affairs of the other party or, in the case of the Sellers, any Sellers Group Company, or, in the case of the Buyer, any Buyer Group Company.

13.2	Restriction not applicable

Clause 13.1 shall not apply:

(a)	if and to the extent agreed in writing by the Sellers and the Buyer, but such agreement shall not be unreasonably withheld or delayed;

(b)	to information that is already or subsequently enters into the public domain other than following a breach by the disclosing party of Clause 13.1; or

(c)	to information acquired by a party from an unconnected source free from any obligation of confidence to any other person.

13.3	Permitted disclosures

Clause 13.1 shall not apply to:

(a)	the extent necessary to vest the full benefit of this Agreement in the Buyer including informing trade connections of the Target Group after Completion of the change of ownership of the Targets;

(b)	the extent necessary to obtain any consents to the transactions contemplated by the Transaction Documents;

(c)

information, including, without limitation, any Transaction Document, required to be disclosed by the Sellers and/or the Buyer by or to a court, governmental, official, regulatory or stock exchange authority or to inspectors or others authorised by such an authority or by or under any applicable legislation to carry out any enquiries or investigation or as otherwise required by any applicable legislation, including, without limitation, any such information or Transaction Document required to be disclosed in order to comply with all applicable disclosure laws and regulations;

(d)

information disclosed to the employees, officers, agents, professional advisers of any party to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities;

(e)

information disclosed to or used only by any permitted assignee, or any prospective Buyer of any of the Shares or any material assets of any Buyer Group Company, or any prospective investor in any Buyer Group Company after Completion insofar as it is required for them to evaluate the proposed purchase and/or investment;

(f)	information disclosed in connection with any proceedings arising out of or in connection with this Agreement or any other Transaction Document to the extent necessary to protect its interests; or

(g)	information disclosed to a Taxation Authority in connection with the management of the Tax affairs of the disclosing party or any person connected with that party,

provided always that the disclosing party shall use all reasonable endeavours to procure that any information so disclosed is used only for the purposes for which it was disclosed and is kept confidential by the person to whom it is disclosed.

13.4	Press announcement

The parties agree to release a press announcement as soon as reasonably practicable following the date of this Agreement in the approved form.

14	OTHER PROVISIONS

14.1	Entire agreement

This Agreement together with the other Transaction Documents constitutes the entire agreement between the parties regarding the sale and purchase of the Shares and related matters and supersedes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any kind, whether or not in writing, regarding the same (including the Letter of Intent), all of which (except in the case of fraud) are terminated by this Agreement and shall cease to have effect in all respects, and the parties confirm that there are no collateral or supplemental agreements relating to the Transaction Documents.

14.2	Non-reliance and waiver

Each party acknowledges that it does not rely on, and it has not been induced to enter into this Agreement and the other Transaction Documents by, any warranty, representation, statement, agreement or undertaking of any nature whatsoever, other than as are expressly set out in this Agreement. Each party irrevocably and unconditionally waives any right it may have to damages or rescission or any other remedy in respect of any misrepresentation, warranty or undertaking, including by way of a claim or defence based on estoppel by convention, representation or otherwise, not contained in this Agreement or any other Transaction Document unless such misrepresentation, warranty or undertaking was made fraudulently.

14.3	Assignment

(a)

This Agreement shall be binding on and enure for the benefit of each party’s successors and assigns. No party shall without the prior written consent of the other parties assign, transfer, charge or deal in any other manner with this Agreement or any of its rights (whether to damages or otherwise) arising under or in connection with this Agreement, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement, and any such assignment, transfer, charge or dealing shall be void for all purposes.

14.4	Right of set off, deductions and withholdings and Tax on payments

(a)

All amounts due from one party (the “payer”) to another (the “payee”) in connection with any Transaction Document shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law).

(b)

If any deductions or withholdings are required by law to be made from any of the sums payable in connection with any Transaction Document, (excluding the Consideration where the deduction or withholding is not a Payer-Linked Deduction) the payer shall provide any evidence of the relevant withholding as the payee may reasonably require and shall pay to the payee any sum as will, after the deduction or withholding is made, leave the payee with the same amount as it would have been entitled to receive without that deduction or withholding.

For the purposes of this Clause, a “Payer-Linked Deduction” means any deduction or withholding imposed on the Consideration that would not have arisen but for a connection of the payer with the jurisdiction imposing it.

(c)

If any sum payable by the payor to the payee under this Agreement (but, for the avoidance of doubt, excluding Consideration) is subject to Tax in the hands of the payee, the payor shall pay any additional amount required to ensure that the net amount received by the payee shall be the amount that the payee would have received if the payment was not subject to Tax.

(d)

If the payer makes an increased payment pursuant to Clause 14.4(b) or (c) and the payee receives a Relief in respect of the Tax that gives rise to such increased payment, the payee shall reimburse the payer such amount as shall leave the payee in the same position as it would have been in had no such deduction or withholding been required to be made.

14.5	Waivers, rights and remedies

(a)

No failure, omission or delay (in whole or in part) on the part of any person in exercising, enforcing or pursing any right or remedy provided by law or under any Transaction Document shall impair such right or remedy or operate as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude or restrict any other or further exercise of it or the exercise of any other right or remedy.

(b)

A waiver by any person of a breach of or default under any Transaction Document shall not constitute a waiver of any other breach or default, shall not affect the other terms of any Transaction Document or the rights of any other person to any Transaction Document and shall not prevent a party from subsequently requiring compliance with the waived obligation.

(c)

Any waiver (in whole or in part) of any right or remedy under this Agreement must be set out in writing, signed by or on behalf of the person granting the waiver and may be given subject to any conditions thought fit by the grantor and, unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for, and in favour of the person to, which it is given.

(d)

Unless specifically provided otherwise, the rights and remedies of any person under or pursuant to any Transaction Document are cumulative, may be exercised as often as such person considers appropriate and are in addition to its rights and remedies under the general law.

(e)

Notwithstanding any express remedy provided under this Agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provision, the remedies of injunction and/or an order for specific performance or other equitable relief would in appropriate circumstances be available.

14.6	Variations

No variation of any Transaction Document shall be valid unless it is agreed in writing and signed by or on behalf of each of the parties to such Transaction Document, unless specifically provided otherwise in such Transaction Document.

14.7	Provisions of Agreement or Transaction Documents severable

If any term or provision of this Agreement and/or any other Transaction Document is, or becomes, invalid, unenforceable or illegal, in whole or in part, under any applicable legislation, such term or provision or part shall to that extent be deemed not to form part of this Agreement and/or the relevant Transaction Document (as the case may be), but the validity, enforceability or legality of the remaining provisions of this Agreement and/or the relevant Transaction Document shall not be impaired.

14.8	Counterparts

This Agreement and each of the other Transaction Documents may be entered into in any number of counterparts and by the parties to each such agreement on separate counterparts, each of which when so executed and delivered shall be an original but each such Transaction Document shall not be effective until each party to such Transaction Document has executed at least one counterpart, but all the counterparts for each Transaction Document shall together constitute one and the same instrument. The exchange of a fully executed version of a Transaction Document (in counterparts or otherwise) by electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of such agreement and no exchange of hard copy originals is necessary.

14.9	Third party rights

This Agreement and the other Transaction Documents are made for the benefit of the respective parties to it and to them and their successors and permitted assigns only and are not intended to benefit, and no term of it or them shall be enforceable by, any other person by virtue of the Contracts (Rights of Third Parties) Act 1999.

14.10	Sellers jointly and severally liable

Every obligation of the Sellers or any of them under the Transaction Documents is undertaken by all the Sellers jointly and severally and any and all rights which the Buyer has against the Sellers or any of them under the Transaction Documents shall be rights against all the Sellers jointly and severally and each Sellers is and shall remain an absolute and original obligor under the Transaction Documents and not merely a surety for the others or some or one of them.

14.11	Invalidity, waiver etc.; no effect on joint and several obligations

Notwithstanding the provisions of this Agreement or any other Transaction Document which provide for joint and several liability on the part of the Sellers:

(a)	if any provision of any of the Transaction Documents is or becomes invalid or unenforceable as regards a Sellers, that shall not impair its validity or enforceability as regards the other Sellers; and

(b)

the Buyer is entitled to grant any time, indulgence, waiver or release (total or partial) to, or enter into any compromise or agreement with, any Sellers, and that shall not affect the liabilities or the obligations of the other Sellers.

15	NOTICES

15.1	General

Any notice under or in connection with this Agreement shall be in writing in the English language and may be served by leaving it at or sending it by pre-paid special or recorded delivery (or by registered airmail, if applicable) or e-mail to the address of the relevant party which is set out below or to such other address as that party may have notified in writing from time to time to the party serving the notice for the purposes of receiving notices under this Agreement:

(a)	Seller A

Name: ULTRANAV INTERNATIONAL S.A.

Address: Towerbank Building, 50 Street and Elvira Mendez, Panama, Republic of Panama

E-mail: raimundo.sanchez@ultranav.cl

in each case marked for the attention of Raimundo Sanchez

with a copy to:

Name: Debevoise & Plimpton LLP

Attn: Gregory Gooding

Address: 919 Third Avenue, New York, NY, 10022

E-mail: ggooding@debevoise.com

(b)	Seller B

Name: ULTRANAV DENMARK APS

Address: Smakkedalen 6, 2820 Gentofte, Denmark

E-mail: raimundo.sanchez@ultranav.cl

in each case marked for the attention of Raimundo Sanchez

with a copy to:

Name: Debevoise & Plimpton LLP

Attn: Gregory Gooding

Address: 919 Third Avenue, New York, NY, 10022

E-mail: ggooding@debevoise.com

(c)	Guarantor

Name: NAVIERA ULTRANAV LIMITADA

Address: Av. El Bosque Norte 500 P. 20 7550092, Las Condes, Santiago—Chile

E-mail: raimundo.sanchez@ultranav.cl

with a copy to:

Name: Debevoise & Plimpton LLP

Attn: Gregory Gooding

Address: 919 Third Avenue, New York, NY, 10022

E-mail: ggooding@debevoise.com

(d)	the Buyer

Name:     NAVIGATOR HOLDINGS LTD

Address: Navigator Holdings Ltd., c/o NGT Services (UK) Limited, 10 Bressenden Place, London SW1E 5DH

E-mail:    harry.deans@navigatorgas.com

legal.notices@navigatorgas.com

in each case marked for the attention of Harry Deans and John Reay with a copy to:

Name: Watson Farley & Williams LLP

Attn: Mark Tooke

Address: 15 Appold Street, London EC2A 2HB, United Kingdom

E-mail: mtooke@wfw.com

in each case marked for the attention of Mark Tooke Ref: 23846.50048

15.2	Effective date or time of notices

Subject to Clauses 15.3 and 15.5:

(a)	a notice which is left at an address specified for the purposes of notices under this Agreement shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)

a notice which is sent by special delivery or recorded delivery (or by registered airmail, if applicable) is deemed to have been served, and shall take effect, at 10.00 am on the third Business Day after the date on which it was posted.

(c)	a notice which is sent by e-mail shall be deemed to be served, and shall take effect, after its transmission is completed.

15.3	Evidence of service

In proving the giving of notice under this Clause 15, it shall be conclusive evidence to prove that it was left at the appropriate address or that the envelope containing it was properly addressed and delivered into the custody of the postal authorities or that the e-mail was despatched and no delivery failure report was received.

15.4	Service outside business hours

If under Clause 15.2 a notice would be deemed to be served:

(a)	on a day which is not a Business Day; or

(b)	on a Business Day, but after 5.00 pm,

the notice shall (subject to Clause 15.5) be deemed to be served, and shall take effect, at 10.00 am on the next Business Day.

15.5	Illegible notices

A notice shall not be deemed to have been served in accordance with Clauses 15.2 and 15.3, and shall not take effect, if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

15.6	Valid notices

A notice under or in connection with this Agreement shall not be invalid by reason of any mistake or typographical error or if the contents are incomplete if it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been. In circumstances where a notice is or appears to be incorrect or unclear, the recipient of the notice shall take reasonable steps to ascertain as soon as possible from the sender of the notice the incorrect or unclear information.

15.7	Meaning of “notice” and “address”

In this Clause 15, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication and “address” includes e-mail address.

15.8	Interference with notices

No party shall prevent or delay service or deemed service on it of a notice connected with this Agreement or attempt to do so.

15.9	Provisions not applicable to court proceedings

For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or in connection with any court proceedings.

16	GOVERNING LAW AND DISPUTES

16.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

16.2	Escalation to Senior Management Representatives

In the event of a dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, the Buyer or the Sellers may (but shall not be obliged to) first seek settlement of that dispute by negotiation between Senior Management Representatives (“Negotiation”) in which case:

(a)

the party seeking to commence such Negotiation shall give the other party written notice of the dispute, following which both parties’ Senior Management Representatives shall meet within 7 days of the notice being provided to discuss the dispute and seek to agree a resolution of the same within 21 days from that meeting; and

(b)

if the relevant Senior Management Representatives for both parties have agreed to enter into Negotiation but are unable to resolve the relevant dispute within the time period specified in Clause 16.2(a), then the matter shall be referred to and finally resolved by LCIA arbitration in accordance with Clause 16.3.

Nothing in this Clause 16.2 shall prevent either parties’ right to choose to immediately commence arbitration in accordance with clause 16.3 below in respect of a dispute arising out of or in connection with this Agreement.

16.3	LCIA arbitration

Subject to the option available to either party under Clause 16.2 above, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules in force at the date of this Agreement, which Rules are deemed to be incorporated by reference into this clause, and the following shall apply:

(a)

the number of arbitrators shall be three. The Sellers shall nominate one arbitrator and the Buyer shall nominate the second arbitrator. If the Sellers or the Buyer fail to appoint an arbitrator within 28 days of receiving notice of the appointment of an arbitrator by the other party, such arbitrator shall be appointed by the LCIA Court. The two arbitrators nominated by or on behalf of the parties to the arbitration together shall provide to the parties a list identifying candidates that the two arbitrators recommend those parties consider appointing to be the third and presiding arbitrator, who shall act as chairperson of the tribunal. If the parties do not agree on the third arbitrator within 14 days of receiving the list of recommendations, then the third arbitrator shall be chosen by the LCIA Court (as defined in the LCIA Arbitration Rules);

(b)	the seat, or legal place, of arbitration shall be London; and

(c)	the language to be used in the arbitral proceedings shall be English.

This Agreement has been executed as a Deed by or on behalf of the parties and has, on the date stated at the beginning of this Agreement, been delivered as a Deed.

SCHEDULE 1

PART A

DETAILS OF TARGET A

Name	Othello Shipping Company S.A.

Date and country of incorporation	26 November 1980 / Republic of Panama

Registered number	Microjacket 63655, Roll 4973, Frame 32

Resident Agent’s office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Jan Vermeij Chamy Raimundo Sanchez Hanisch

Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Ten (10) shares of One Thousand Dollars (US$1,000) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 4 for 10 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Ultranav International, S.A. / 10 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 4973-32-63655

PART B

DETAILS OF TARGET B

Name	Ultragas ApS

Date and jurisdiction of incorporation	29 December 2011, Denmark

Registered number	34 09 34 82

Registered office	Smakkedalen 6, 2820 Gentofte, Denmark

Directors	Dag Karl Albert Von Appen Burose (Chairman) Jan Vincent Vermeij Chamy Peter Stokes Raimundo Sanchez Hanisch

Issued share capital (showing if fully paid up or credited as fully paid up or not)	21,000 shares of nominally DKK 10 each

Registered shareholders (with numbers of shares and beneficial owners)

ULTRANAV Denmark ApS (sole shareholder).

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	DKK-34 09 34 82

Accounting reference date	31 December

PART C

DETAILS OF THE TARGET A SUBSIDIARIES

Name	Adela Shipping And Finance, Inc.

Date and country of incorporation	20 April 1987 / Republic of Panama

Registered number	Microjacket 191043, Roll 21225, Frame 61

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into One Thousand (1,000) shares of Ten Dollars (US$10) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 3 for 1,000 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 1,000 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2441679-1-810930

Name	Adriaticgas Shipping Inc.

Date and country of incorporation	07 August 2013 / Republic of Panama

Registered number	Jacket 810928, Document 2441673

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2441673-1-810928

Name	Alameda Shipping Inc.

Date and country of incorporation	27 August 2001 / Republic of Panama

Registered number	Jacket 405097, Document 264615

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch

Secretary	Enrique Ide Valenzuela

Authorised share capital	Five Hundred (500) without nominal or par value

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 2 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 264615-1-405097

Name	Arcticgas Shipping Inc.

Date and country of incorporation	04 December 2014 / Republic of Panama

Registered number	Folio 155587903

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch

Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155587903-2-2014

Name	Atlanticgas Shipping Inc.

Date and country of incorporation	07 August 2013 / Republic of Panama

Registered number	Jacket 810932, Document 2441682

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch

Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2441682-1-810932

Name	Balearicgas Shipping Inc.

Date and country of incorporation	07 August 2013 / Republic of Panama

Registered number	Jacket 810930, Document 2441679

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2441679-1-810930

Name	Beringgas Shipping Inc.

Date and country of incorporation	04 December 2014 / Republic of Panama

Registered number	Folio 155587907

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155587907-2-2014

Name	Celticgas Shipping Inc.

Date and country of incorporation	07 August 2013 / Republic of Panama

Registered number	Jacket 810931, Document 2441680

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2441680-1-810931

Name	Falstria Shipping Company S.A.

Date and country of incorporation	04 April 2013 / Republic of Panama

Registered number	Jacket 799280, Document 2360953

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2360953-1-799280

Name	Fionia Shipping Company Inc.

Date and country of incorporation	2 January 2019 / Republic of Panama

Registered number	Folio 155674263

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155674263-2-2019

Name	Highland Shipping Company S.A.

Date and country of incorporation	02 April 2002 / Republic of Panama

Registered number	Jacket 415043, Document 332882

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into One Thousand (1,000) shares of Ten Dollars (US$10) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 2 for 1,000 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 1,000 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 332882-1-415043

Name	Lalandia Shipping Company S.A.

Date and country of incorporation	22 August 2012 / Republic of Panama

Registered number	Jacket 778062, Document 2231128

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 2231128-1-778062

Name	Langelandia Shipping Company Inc.

Date and country of incorporation	2 January 2019 / Republic of Panama

Registered number	Folio 155674262

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155674262-2-2019

Name	Mona Shipping Company S.A.

Date and country of incorporation	28 December 2018 / Republic of Panama

Registered number	Folio 155674256

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155674256-2-2018

Name	Pacificgas Shipping Inc.

Date and country of incorporation	04 December 2014 / Republic of Panama

Registered number	Folio 155587896

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 155587896-2-2014

Name	Pentland Shipping Company S.A.

Date and country of incorporation	02 April 2002 / Republic of Panama

Registered number	Jacket 415050, Document 332896

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into One Thousand (1,000) shares of Ten Dollars (US$10) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 2 for 1,000 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 1,000 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 332896-1-415050

Name	Zeeland Shipping Company S.A.

Date and country of incorporation	1 December 2004 / Republic of Panama

Registered number	Jacket 469152, Document 703123

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 703123-1-469152

Name	Zelandia Shipping Company S.A.

Date and country of incorporation	30 March 2011 / Republic of Panama

Registered number	Jacket 731295, Document 1948088

Registered office	Tower Financial Center, 50 Street and Elvira Mendez, Panama, Republic of Panama

Directors	Dag Von Appen Burose / President Enrique Ide Valenzuela / Secretary / Treasurer Michael Schroder Seemann Jan Vermeij Chamy Raimundo Sanchez Hanisch
Secretary	Enrique Ide Valenzuela

Authorised share capital	Ten Thousand Dollars (US$10,000) divided into Five Hundred (500) shares of Twenty Dollars (US$20) each

Issued share capital (showing if fully paid up or credited as fully paid up or not)	Certificate No. 1 for 500 shares, fully paid and non assessable

Registered shareholders (with numbers of shares and beneficial owners)

Othello Shipping Company, S.A. / 500 shares

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	RUC: 1948088-1-731295

PART D

DETAILS OF THE TARGET B SUBSIDIARIES

Name	ULTRASHIP ApS

Date and jurisdiction of incorporation	7 February 2014, Denmark

Registered number	32 33 39 23

Registered office	Smakkedalen 6, 2820 Gentofte, Denmark

Directors	Christian Harald Csaszar Giesecke Jan Vincent Vermeij Chamy Dag Karl Albert Von Appen Burose

Issued share capital (showing if fully paid up or credited as fully paid up or not)	5,000 shares of nominally DKK 10 each

Registered shareholders (with numbers of shares and beneficial owners)

ULTRAGAS ApS (sole shareholder)

The beneficial owners are the following:

•  Per Albert Karl von Appen Burose (20%)

•  Birgit Irma von Appen Burose (20%)

•  Sylvia Katarina von Appen Burose (20%)

•  Dag Karl Albert von Appen Burose (20%)

Auditors	EY Godkendt Revisionspartnerselskab, Dirch Passers Allé 36, 2000 Frederiksberg, Denmark

VAT registration number	DKK-32 33 39 23

Name	Ultraship Crewing Philippines, Inc.

Date and jurisdiction of incorporation	23 August 2017, Republic of the Philippines

Registered number	143733

Registered office	2215 Leon Guinto St., Malate, Manila,

Directors	Pedro Miguel F. Oca – Chairman/ President Josefina M. Buenaseda—Treasurer Jose Angelo Rafael E. Agcaoili—Corporate Secretary Martin Bork

Authorised Share Capital	PhP8,000,000.00 divided into 8,000 shares with a par value of PhP1,000.00 per share

Issued share capital (showing if fully paid up or credited as fully paid up or not)	PhP8,000,000.00 divided into 8,000 shares with a par value of PhP1,000.00 per share

Registered shareholders (with numbers of shares and beneficial owners)

Name	No. of shares
Pedro Miguel F. Oca	3,920
Ultragas ApS	1,999
Josefina M. Buenaseda	1,920
Victor T. Gomez	80
Jose Angelo Rafael E. Agcaoili	80
Martin Bork	1

SCHEDULE 2 COMPLETION OBLIGATIONS

PART A – SELLERS’ COMPLETION OBLIGATIONS

1	Transfers in respect of the Target A Shares duly executed by Seller A as the registered holder in favour of the Buyer or an entity of the Buyer Group designated by the Buyer.

2	All certificates for the Target A Shares, together showing that the Target A Shares are registered in the name of Seller A or an indemnity in approved form for any lost certificates.

3	In respect of Target B, the original shareholders’ register with the Buyer duly registered as the holder of the Target B Shares.

4	A copy of the resolutions of the directors of Seller A, authorising the execution of this Agreement, and the other Transaction Documents which it is to execute pursuant to this Agreement.

5

Certificates or transcripts of registry (or the equivalent) from the relevant flag state authorities of each Vessel for the main registry of each Vessel dated not earlier than seven Business Days prior to Completion evidencing the registered ownership of the Vessels.

6

Class maintenance certificates (or equivalent) from the relevant classification society of each Vessel dated not earlier than seven Business Days prior to Completion showing that the Vessels are “in class” or “class maintained” without condition or recommendation.

7	A copy of the resignation letters in the approved form duly executed by the directors of the Target Group Companies listed at Schedule 7.

8	Evidence of any required corporate approvals to the transfer of the Target B Shares, including without limitation any approvals required pursuant to the articles of association of Target B.

9	A copy of the resolutions of the directors of Seller B, authorising the execution of this Agreement, and the other Transaction Documents which it is to execute pursuant to this Agreement.

10	A copy of the resolutions of the directors of the Guarantor, authorising the execution of this Agreement, and any other Transaction Documents which it is to execute pursuant to this Agreement.

11	A copy of any power of attorney or other instrument under which this Agreement, any transfer of any Shares or any other Transaction Document is executed on behalf of any Seller or the Guarantor.

12	Certificates in respect of all issued shares in the capital of each of the Subsidiaries, to the extent they are required to be certificated under each relevant organizational document.

13	Confirmations satisfactory to the Buyer in respect of the balances on each bank account of each Target Group Company at the close of business on the Business Day before the Completion Date.

14

To the extent not in the possession of a Target Group Company, all statutory and minute books (in every case written up to, but not including, the Completion Date), common seals, certificates of incorporation, certificates of incorporation on change of name, cheque books, bank mandates, government tax clearance and annual franchise duty tax receipts and other books and records (whether statutory, financial or otherwise) of each Target Group Company, and all certificates and documents of title relating to all the investments of each Target Group Company.

15	A copy of the Buyer Disclosure Letter duly acknowledging receipt of the same and the Buyer Disclosure Documents.

16	The duly executed Sellers Disclosure Letter and the other Sellers Disclosure Documents.

17	The duly executed Transitional Services Agreement.

18	The duly executed Investor Rights Agreement

19	The Services Agreements Termination Deeds duly executed in each case.

20	Amendment and restatement agreements in the approved form for each of the Target Group’s five secured financing facilities, duly executed by all parties thereto.

21	Evidence satisfactory to the Buyer that all conditions precedent contained in the amendment and restatement agreements referred to in paragraph 20 above have been satisfied.

PART B – BUYER COMPLETION OBLIGATIONS

1	A copy of the minutes of a meeting of the directors of the Buyer, authorising the execution of this Agreement and any other Transaction Document which it is to execute pursuant to this Agreement.

2	A copy of the Sellers Disclosure Letter duly acknowledging receipt of the same and the Sellers Disclosure Documents.

3	The duly executed Buyer Disclosure Letter and the other Buyer Disclosure Documents.

4	The duly executed Investor Rights Agreement.

5	A copy of any power of attorney or other instrument under which this Agreement or any other Transaction Document is executed on behalf of the Buyer.

6

New guarantees in the approved form in relation to each of the amended and restated finance agreements in respect of the Target Group’s five secured financing facilities, duly executed by all parties thereto.

SCHEDULE 3

SELLERS WARRANTIES

1	THE TARGETS AND THE SHARES

1.1	Information

(a)	The information set out in Parts A, B, C and D of Schedule 1 regarding the Target Group Companies is true and accurate.

(b)	Each Target Group Company is duly incorporated or formed and validly exists under the laws of its jurisdiction of incorporation or formation.

1.2	Title to Shares

(a)	The Shares constitute one hundred per cent of the issued and allotted share capital of the Targets.

(b)	Seller A is the sole legal and beneficial owner of Target A Shares.

(c)	Seller B is the sole legal and beneficial owner of the Target B Shares.

(d)	The Shares have been properly allotted and issued and are fully paid or credited as fully paid.

(e)

There is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Shares nor are there any agreements, arrangements or commitments to give or create any such encumbrance and, as far as the Sellers are aware, no claim has been made by any person to be entitled to any of the foregoing.

(f)	Target B is the legal owner of shares representing 25% of the entire issued share capital of Ultraship Crewing Philippines, Inc.

(g)	No share certificates have been issued in respect of the Target B Shares.

1.3	No arrangements relating to share capital

There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person the right to require the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares or loan capital or other securities in the Targets now or at any time in the future and neither of the Targets has agreed to do or enter into any of the above and, as far as the Sellers are aware, no person has made any claim to be entitled to any of the above.

1.4	Dividends

All dividends or other distributions declared or due in respect of the Shares have been paid in full and have been declared, made and paid in accordance with the Targets’ constitutional documents and all applicable legislation.

1.5	No agreement/arrangement

Neither Target is a party to any agreement, arrangement or restriction concerning:

(a)	the transfer or disposal of any Shares or any interest in such Shares or any restriction on them or obligation relating to them;

(b)	the exercise of votes at meetings of the board of the Target or of the holders of any class of Shares; or

(c)	the right to appoint or remove any directors of the Target.

1.6	Joint ventures etc.

No Target Group Company:

(a)	has, and none has agreed to, act or carry on business in partnership with any other person who is not another Target Group Company; and

(b)	is, and none has agreed to become, a member of any joint venture, corporate or unincorporated body, or undertaking (excluding in each case any other Target Group Company).

2	THE SELLERS

2.1	Capacity of Sellers

As regards each of the Sellers:

(a)

it has the requisite capacity, power and authority, and has taken all necessary corporate action to enable it, to enter into, and perform all its obligations under, the Transaction Documents to which it is a party;

(b)

the Transaction Documents to which it is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms subject to the following matters:

(i)

each other party to the Transaction Documents to which it is a party having the capacity, power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party;

(ii)	the due execution and delivery of the Transaction Documents to which it is a party by all other parties to such Transaction Documents; and

(iii)

applicable legislation relating to bankruptcy, fraudulent conveyance, moratorium, insolvency, liquidation, reorganisation and other legislation of general application relating to or affecting the enforcement of creditors’ rights generally or by equitable principals relating to enforceability, whether considered in a proceeding in equity or law.

(c)	it is entitled to sell and transfer the full legal and beneficial ownership in the Shares owned by such Seller to the Buyer on the terms set out in this Agreement;

(d)

the execution and delivery of, and performance by, it of the Transaction Documents to which it is a party does not and will not result in a breach of, or constitute any default under, any law or regulation applicable to it, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its constitutional documents or any agreement to which it is a party;

(e)

all consents, licences, approvals and authorisations required for it to enter into and perform its obligations under the Transaction Documents to which it is a party and the transactions contemplated by them have been obtained and are in full force and effect;

(f)

No action, suit, proceeding, litigation or dispute against it or any Seller Group Company and/or any of its Connected Persons is presently taking place or pending or, to its knowledge, threatened which would or might reasonably be expected to inhibit its ability to perform its obligations under the Transaction Documents to which it is a party; and

(g)	in so far as it is a body corporate:

(i)	it is a body corporate duly incorporated and existing under the laws of the jurisdiction in which it is incorporated;

(ii)

no order has been made or petition presented or resolution passed for winding up either of the Sellers, no provisional liquidator has been appointed in relation to it, and no meeting has been convened for the purpose of winding up either of the Sellers, and neither Seller is insolvent or unable to pay its debts as they fall due within the meaning of any insolvency legislation applicable to such Seller;

(iii)

no administration order has been made and no petition for such an order has been presented in respect of either of the Sellers and no notice has been given or filed in relation to the appointment of an administrator of either of the Sellers;

(iv)

no receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of the Sellers’ property, assets and/or undertaking and there is no unfulfilled or unsatisfied judgment or court or tribunal order outstanding against it in relation to the foregoing;

(v)

no voluntary arrangement has been proposed or entered into by either of the Sellers with any of their respective creditors under any insolvency legislation applicable to the relevant Seller, nor has any scheme of arrangement of its affairs or other scheme or compromise or arrangement, in each case between it and its creditors or any class of its creditors been proposed, approved or sanctioned in respect of either of the Sellers; and

(vi)

so far as the Sellers are aware, no events or circumstances have arisen which entitle or would reasonably be expected to entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 2.1(g)(i) to (v) (inclusive) above.

2.2	Sellers/Targets relationship

Neither the Sellers nor any Sellers Group Company and none of their Connected Persons:

(a)

owe any indebtedness or other liability to any Target Group Company whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability due or owing by any Target Group Company to the Sellers or any Sellers Group Company or any of their Connected Persons and there is no guarantee or Security Interest in respect of any such indebtedness or liability outstanding; or

(b)	is entitled to a claim of any nature against any Target Group Company or has assigned to any person the benefit of a claim against any Target Group Company to which it would otherwise be entitled.

3	THE SUBSIDIARIES

3.1	Subsidiaries

(a)	Each Subsidiary is duly incorporated or formed and validly exists under the laws of its jurisdiction of incorporation or formation.

3.2	No other subsidiaries

Neither of the Targets is (except in relation to the Subsidiaries or as otherwise Disclosed) the holder or beneficial owner of any shares or securities of, or of any other interest in, any undertaking (whether incorporated or unincorporated) and has not agreed to acquire any such shares, securities or interest.

3.3	Title to shares of Subsidiaries

(a)

One of the Targets or the relevant Target Group Company is the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries as shown in Parts C and D of Schedule 1, and no claim has been made by any person to be entitled to any such share capital.

(b)

There is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the shares in the capital of any of the Subsidiaries (excluding any such interest, option, right, equity or claim in favour of another Target Group Company) nor are there any agreements, arrangements or commitments to give or create any such encumbrance.

(c)

No historic share transfers made in respect of any Target Group Company constitutes a breach of, or constitutes any default under, any law or regulation applicable to such Target Group Company or any order, judgement or decree by any court or governmental agency to which such Target Group Company is a party or by which it is bound, its constitutional documents or any agreement to which it is a party at the time such transfers were made and all taxes due in respect of all such share transfers have been duly paid.

(d)

The execution and delivery , and performance by it, of the Transaction Documents to which it is a party do not and will not result in a breach of, or constitute any default under, any agreement to which Ultraship Crewing Philippines, Inc. is a party.

3.4	No arrangements relating to share capital

There is no agreement, arrangement, obligation or commitment (including an option or right of pre-emption or conversion) requiring or granting any person (other than a Target Group Company) the right to require, the creation, allotment, issue, transfer, redemption or repayment of, or creating or requiring the creation of any Security Interest over, or requiring the grant to a person (other than a Target Group Company) of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares or loan capital of any Subsidiary (or any unissued shares, loan capital or other securities of any Subsidiary) now or at any time in the future and no Subsidiary has agreed to do or to enter into any of the above and no person has commenced any claim with respect to its entitlement to any of the above.

4	ACCOUNTS AND FINANCIAL MATTERS

4.1	Target Group Accounts

The Target Group Accounts:

(a)

show a true and fair view of the state of affairs of each Target Group Company as at the Target Group Accounts Date, and of their profit or loss and total comprehensive income for the accounting period ended on the Target Group Accounts Date;

(b)	have been properly prepared in accordance with:

(i)	Danish GAAP, in the case of the consolidated Target Group Accounts relating to Target A and the Target A Subsidiaries;

(ii)	Danish GAAP, in the case of each of Ultragas ApS and Ultraship ApS;

(iii)	Philippine Financial Reporting Standards for small Entities, in the case of Ultraship Crewing Philippines Inc.; and

(c)	in respect of each other Target Group Company, the generally acceptable accounting principles applicable to the jurisdiction of that Target Group Company; and

(d)

have been audited by an individual or firm registered to act as auditors in the jurisdiction of incorporation or formation of the relevant Target Group Company and the auditors’ reports on the Target Group Accounts are unmodified.

4.2	Target Group Management Accounts

Having regard to the purpose for which they have been prepared, the Target Group Management Accounts have been prepared on a basis consistent in all material respects with that employed in preparing the Target Group Accounts and fairly represent the financial position of the Target Group as at the date and in respect of the period to which they relate.

5	POSITION SINCE ACCOUNTS DATE

5.1	Events since Target Group Accounts Date

Since the Target Group Accounts Date:

(a)	there has been no material adverse change in the financial position of the Target Group taken as a whole;

(b)

the business of the Target Group has been carried on in the ordinary and usual course without interruption and as a going concern and in the same manner (including nature and scope) as immediately before the Target Group Accounts Date;

(c)

no Target Group Company has acquired or disposed of any material assets or assumed or incurred any liabilities of a material amount, or agreed to do any of the foregoing, in each case other than in the ordinary and usual course of its business;

(d)	no Target Group Company has entered into, or agreed to enter into, any commitments involving capital expenditure exceeding $1,000,000 in the aggregate;

(e)

no change has been made in the annual base salary, benefits or other terms of employment of any director or employee of any Target Group Company which would increase the aggregate annual employment-related costs of any Target Group Company by more than 5% per annum;

(f)

save as provided in the Target Group Accounts, no dividend, bonus issue or other distribution of capital or income has been declared, made or paid by any Target Group Company, other than to another Target Group Company; and

(g)

other than as Disclosed, no Target Group Company has (i) made any payments to the Sellers or any Sellers Group Company (other than another Target Group Company) or any of their Connected Persons or any director of any such person, in each case other than payments for goods or services in the ordinary course of business and payments of salary, bonus, fees, costs and expenses and other amounts paid pursuant to a director’s terms of engagement, or (ii) so far as the Sellers are aware, sold any material property at a price less than the full market value of such property to any such person.

6	AGREEMENTS

6.1	Unusual agreements

Other than as Disclosed, no Target Group Company is a party to any outstanding agreement (whether oral or documented):

(a)	for the grant or creation by any Target Group Company of any Security Interest over any of its assets;

(b)	whether by way of guarantee, indemnity or otherwise, under which any Target Group Company is or may become liable for any obligation of any other person;

(c)	for any partnership, joint venture, European Economic Interest Grouping or consortium arrangement or similar or any arrangement with shareholders or for sharing commissions or other income;

(d)	appointing any person not in the Target Group as agent of or for any Target Group Company;

(e)	excluding drydocking-related expenses, which involves or is likely to involve an aggregate expenditure in excess of $1,000,000;

(f)	which includes the payment by the relevant Target Group Company of any commission, finder’s fee, royalty or the like, other than in the ordinary course of business;

(g)	which includes the payment by the relevant Target Group Company of any retention or loyalty payment or similar to an employee or any other person other than ordinary course bonuses;

(h)	containing covenants limiting or excluding any Target Group Company’s rights to do business and/or to compete in any area or in any field or with any person; and

(i)	for the postponement or subordination of any Indebtedness.

6.2	Disclosure of material contracts

Complete and accurate copies of all Material Contracts to which any of the Targets or the Subsidiaries is a party have been Disclosed. “Material Contract” means a contract or arrangement:

(i)	relating to the employment of a Vessel for a period of longer than six calendar weeks where all parties’ obligations and/or liabilities thereunder have not been fully discharged or satisfied;

(ii)	relating to the financing of a Vessel where all parties’ obligations and/or liabilities thereunder have not been fully discharged or satisfied; and/or

(iii)	which represents an actual, contingent or potential benefit or liability to the relevant Target Group Company of $2,500,000 or more.

6.3	Enforceability of and compliance with agreements

In relation to each Material Contract to which a Target Group Company is a party:

(a)

there are no written or oral agreements which derogate from the obligations of any person other than the relevant Target Group Company or increase the obligations of the relevant Target Group Company under such Material Contract;

(b)

each such Material Contract is valid and subsisting and has not been terminated and is fully enforceable in accordance with its terms and none of such Material Contracts is subject to a Security Interest granted or created by the relevant Target Group Company other than under the terms of the relevant Material Contract;

(c)

no Target Group is, and so far as the Sellers are aware, no counterparty to a Material Contract with a Target Group Company is, in material breach of, or material default under, the terms of any such Material Contract and no material time or indulgence has been granted by the relevant Target Group Company to any such counterparty in relation to any such Material Contract;

(d)

the relevant Target Group Company has fulfilled in all material respects all of its obligations and performed and observed in all material respects all warranties, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under each of such Material Contracts and, so far as the Sellers are aware, there are no circumstances likely to give rise to a material default by the relevant Target Group Company;

(e)

so far as the Sellers are aware there are no grounds upon which, on the basis of circumstances which have existed or are now existing, any counterparty to a Material Contract could terminate its obligations to the relevant Target Group Company or rescind or avoid or repudiate or unilaterally change the terms of any Material Contract by reason of any default in, or non-performance of, or fundamental breach or repudiation by the relevant Target Group Company of, its obligations under such Material Contract. No written notice of any intention to terminate, repudiate, rescind or disclaim any Material Contract has been given by any Target Group Company or received by any Target Group Company from the counterparty to such Material Contract;

(f)

all necessary licences, approvals and consents required by the relevant Target Group Company prior to the entry into of each of relevant Material Contract and for its continuation were duly obtained and are subsisting and, so far as the Sellers are aware, no circumstances have arisen which would reasonably be expected to lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent; and

(g)

there are no outstanding claims, separately or in the aggregate, of material amounts brought by any counterparty to a Material Contract against the relevant Target Group Company under such Material Contracts and, so far as the Sellers are aware, no counterparty to any Material Contract has threatened in writing to make a claim against the relevant Target Group Company in respect of any representation, breach of condition or warranty or other express or implied term relating to any such Material Contracts.

6.4	No powers of attorney

There are in force no powers of attorney given by any Target Group Company other than to the holder of a Security Interest solely to facilitate its enforcement, nor any other authority given by any Target Group Company to or in favour of any person (as agent or otherwise) to enter into any agreement, contract or commitment or to do anything on its behalf other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties. The Sellers Disclosure Letters set out details of all persons who have authority to bind the Targets in the ordinary course of business.

6.5	Offers and tenders

No material offer or tender or similar arrangement given or made by any Target Group Company is capable of giving rise to an agreement solely by the unilateral act of any person other than the relevant Target Group Company.

6.6	Directors

There is no outstanding contract, commitment or arrangement (other than any service agreement or similar) or any outstanding indebtedness or other liability (actual or contingent) between any Target Group Company and any director of any Target Group Company or any Connected Person of any such director or any Target Group Company (other than liability for any director remuneration or other fees and expenses payable pursuant to any service agreement or similar).

7	CHANGE OF CONTROL

7.1	The sale of the Shares under this Agreement will not:

(a)	entitle any person to determine or terminate any material contract or arrangement with any Target Group Company;

(b)

result in the breach by any Target Group Company under any of the terms, conditions or provisions of any Material Contract to which any Target Group Company is now a party or any loan to or mortgage created by any Target Group Company;

(c)	result in any present or future Indebtedness becoming due and payable or capable of being declared due and payable prior to its stated maturity; and

(d)	entitle any person to receive from any Target Group Company any finder’s fee, brokerage or other commission in connection with the sale of the Shares.

8	FINANCIAL ARRANGEMENTS

8.1	Indebtedness

(a)	Other than as Disclosed, no Target Group Company has outstanding nor has it agreed to incur any Indebtedness.

(b)	There is no outstanding guarantee, indemnity or Security Interest given by any Target Group Company in respect of any Indebtedness or liability of any other person which is not a Target Group Company.

8.2	Loans by the Targets

(a)	Save as Disclosed, no Target Group Company has made any loans which have not been repaid to it (other than normal trade credit).

(b)	No Target Group Company have any liabilities under any loan facilities or credit (other than normal trade credit).

9	ASSETS

9.1	Title to assets

The Targets or one of their respective Subsidiaries has legal and beneficial title to all material assets which are included in the Target Group Accounts.

9.2	All assets required for business

Except as Disclosed, the assets of the Target Group Companies, together with assets which they have a contractual right to use, comprise all the tangible assets necessary for the carrying on of the business of the Target Group at the date of this Agreement.

10	REAL ESTATE

10.1	Properties owned

(a)	No Target Group Company owns any freehold property.

(b)

Details of the leasehold property occupied by the Target Group Companies have been Disclosed and comprise all the properties owned, occupied or used by the Target Group or in which the Target Group has any interest and the description of the properties Disclosed is true, complete and accurate.

11	INTELLECTUAL PROPERTY RIGHTS

11.1	Ownership of Intellectual Property

All Intellectual Property which is used in the conduct of the business of the Target Group is:

(a)	legally and beneficially vested in a Target Group Company as the sole owner; or

(b)	licensed to the appropriate Target Group Companies under valid licenses, the effectiveness of which is not affected by Completion,

and, so far as the Sellers are aware, (i) is not being infringed, attacked, disputed or opposed by any third party and (ii) is not the subject of any claim contesting ownership or compensation.

11.2	Registered Trade Marks

Details of the registered trademarks held by any Target Group Company have been Disclosed.

11.3	No infringements

So far as the Sellers are aware, the operations of the Target Group do not infringe any Intellectual Property of a third party.

11.4	Target Group IP Licences

No Target Group Company has granted any licence to any third party to use any Intellectual Property owned by it.

12	IT SYSTEMS

12.1	Target Group IT Systems owned

The IT Systems of the Target Group are either owned by or validly licensed or leased to a Target Group Company. No Target Group Company is in material default under any such licences or leases and, so far as the Sellers are aware, there are no grounds on which they would reasonably be expected to be terminated in accordance with their terms.

12.2	No failure of Target Group IT Systems

In the last 12 months, the IT Systems of the Target Group have not failed to any material extent.

12.3	Adequate capability

The IT Systems of the Target Group (including those services to be provided under the Transitional Services Agreement) have adequate capability and capacity for the projected requirements of the business of the Target Group for not less than the last service termination date set out at Schedule 2 of the Transitional Services Agreement.

13	ENVIRONMENTAL/HEALTH AND SAFETY

13.1	End of Life Vessels

(d)

So far as the Sellers are aware, any Former Vessel which became an ELV while in UK or EEA waters has been recycled in accordance with the EU Ship Recycling Regulation or in compliance with the EU Waste Shipment Regulation (as the case may be).

(e)

So far as the Sellers are aware, any Former Vessels which were not registered under a flag of the UK or EEA at the point they became an ELV have been recycled in yards which conform to the Hong Kong Convention.

14	INSURANCE

14.1	Insurance policies in place

Each Target Group Company has effected all insurances required by any applicable legislation to be effected by it.

14.2	Policies valid and in force

Details of the insurances maintained by the Target Group Companies have been Disclosed and such details are true and accurate and:

(a)

nothing has been done or has been omitted to be done as a result of which any of such insurance policies has or may become void or voidable or which would affect renewal of the policies or increase premiums to a higher level than would be expected compared to normal increases due to market conditions; and

(b)	all premiums payable in respect of such insurance policies have been duly paid.

14.3	No claims

All claims made by each Target Group Company under its past and present insurances during the period of 36 months ending on the date of this Agreement have been settled in full by the relevant insurers. The Sellers Disclosure Letter contains complete and accurate details of all insurance claims made by the Target Group during the period of 12 months ending on the date of this Agreement. There is no claim outstanding by any Target Group Company under, or in respect of the validity of, any such policies of insurance and, so far as the Sellers are aware, there are no circumstances which would be required under any such policies of insurance to be notified to the insurers.

15	LITIGATION AND OTHER DISPUTES

15.1	No proceedings

No Target Group Company is, and no director, officer or employee of any Target Group Company (in relation to the Target Group’s affairs and for whom the Target Group is vicariously liable) is, engaged in or a party to any litigation, arbitration, prosecution, mediation, hearing before any tribunal or any statutory, regulatory, governmental or supranational body, department, board or agency or any other official body or other legal, regulatory, administrative, alternative dispute resolution or enforcement proceedings nor, so far as the Sellers are aware, are any of the above pending or threatened against any Target

Group Company or any such person and, so far as the Sellers are aware, there is no fact or circumstance which would reasonably be expected to give rise to the same, or form the basis of any criminal prosecution against any Target Group Company or any such person.

15.2	No orders or judgements

There is no order, decree or judgement of any court, tribunal or any governmental agency of any jurisdiction outstanding against any Target Group Company (i) which would reasonably be expected to have a material adverse effect upon the assets or business of any Target Group Company or (ii) which requires continuing compliance by any Target Group Company, in each case which remains unfulfilled or unsatisfied. No injunction or order of a court or tribunal of competent jurisdiction restraining any Target Group Company from doing anything or mandatorily requiring any Target Group Company to do anything or freezing any of its assets has been granted against any Target Group Company which is still in force. No Target Group Company has given or is bound by any undertaking or assurance to any court, tribunal, governmental agency or to any third party arising out of any legal or other proceedings which is still in force.

15.3	No claims

All claims made by each Target Group Company under its past and present insurances during the period of 36 months ending on the date of this Agreement have been settled in full by the relevant insurers. The Sellers Disclosure Letter contains complete and accurate details of all insurance claims made by the Target Group during the period of 12 months ending on the date of this Agreement. There is no claim outstanding by any Target Group Company under, or in respect of the validity of, any such policies of insurance and, so far as the Sellers are aware, there are no circumstances which would be required under any such policies of insurance to be notified to the insurers.

16	COMPLIANCE WITH LEGAL REQUIREMENTS

16.1	Compliance by Target Group and officers

Each Target Group Company is in compliance in all material respects and, so far as the Sellers are aware, every officer of the Target Group Companies (in his or her capacity as such) has complied and is continuing to comply in all material respects with all relevant legislation and regulations in any part of the world applicable to it and/or its business and/or its assets.

16.2	Filings

All material forms, particulars, resolutions and other documents required to be filed with or delivered to any governmental or regulatory authority by any Target Group Company have been properly prepared and duly filed or delivered.

16.3	Constitutional documents

The constitutional documents of each Target Group Company have been complied with in all material respects. A copy of the constitutional documents of each Target Group Company is Disclosed and is complete and accurate in all material respects.

16.4	Books and records

The statutory books and all other registers and minute books, books of account and other statutory records of each Target Group Company required to be kept by applicable legislation are up to date in all material respects (but not including the date of this Agreement) and comprise complete and accurate records in all material respects of all information required by applicable legislation to be recorded in them other than to the extent that they are not material to the business of the Target Group.

16.5	Licences and consents

(a)

Each Target Group Company has obtained all material licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions (for purposes of this warranty 16.5(a), “licences”) required by law for the operation of its business (including in all places in which it is carried on) as currently operated and has complied in all material respects with such licences. Such licences are in full force and effect.

(b)

No Target Group Company has received any written notice relating to the non-compliance with, or continuation or renewal on less favourable terms of or modifications, revocation or non-renewal of, any such licences.

16.6	Anti-corruption

(a)

No Target Group Company or, so far as the Sellers are aware, director, officer, employee or any other Associated Person of any Target Group Company has at any time in the last three years engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Legislation.

(b)	The Target Group has in place Adequate Procedures designed to prevent its Associated Persons from undertaking any conduct which would constitute an offence under Anti-Corruption Legislation.

(c)

No Target Group Company nor, so far as the Sellers are aware, any of their respective Associated Persons is or has been in the last three years the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Legislation. So far as the Sellers are aware, no such investigation, inquiry or proceedings have been threatened or are pending and, so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)

No contract or commitment which has been entered into by any Target Group Company has been procured or obtained as the consequence of the payment to or receipt by any of the Sellers or any persons who are or were directors, officers, employees or other Associated Persons of any Target Group Company (or any person connected with any of the same) of any bribe or other corrupt payment or benefit.

16.7	No investigations and inquiries

No investigations, inquiries or reviews by or on behalf of any Government Entity in respect of any Target Group Company or its business, assets, products or services are pending or in existence or have been conducted or threatened.

17	PUBLIC GRANTS AND SUBSIDIES

17.1	No grants

Save as Disclosed, no Target Group Company has applied for, or received directly or indirectly, any payment, grant, subsidy, guarantee, allowance or financial assistance or other direct or indirect aid from any government department or agency or any supranational, national, local or other authority in connection with which (i) such grant is or may be liable to be repaid in whole or (ii) in part or a Target Group Company has outstanding obligations.

18	EMPLOYMENT

18.1	Employees

(a)

The Target Group Companies are in material compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters.

(b)

Except for instances that would not be, individually or in the aggregate, material to the Target Group, taken as a whole, no Target Group Company has received notice of (i) any unfair labor practice charge or complaint against such Target Group Company pending before the National Labor Relations Board or any other Government Entity, (ii) any charge or complaint against such Target Group Company pending before any Government Entity responsible for the prevention of unlawful employment practices or (iii) any complaint or lawsuit against such Target Group Company concerning employees or former employees of such Target Group Company alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. To the knowledge of the Sellers, all individuals who provide services to the Target Group Companies have at all times been accurately classified by the Target Group Companies with respect to such services as an employee or a non-employee.

18.2	No collective bargaining

No Target Group Company recognises any trade union or other body representing its employees or any of them for the purpose of collective bargaining or negotiating.

18.3	No industrial action

No strikes, lock-outs or other forms of industrial action or trade disputes affecting any Target Group Company are ongoing or, so far as the Sellers are aware, pending or threatened or contemplated nor have there been any such strikes, lock-outs or other forms of industrial action or trade disputes in the 12 months prior to the date of this Agreement.

18.4	Share options/incentive plans

No Target Group Company has and none is currently proposing to introduce any share incentive scheme, share option scheme or profit-sharing bonus or other incentive scheme for any of its employees.

19	PENSIONS

19.1	Pension schemes

(a)

The Pension Schemes of the Target Group Companies are the only arrangements under which any Target Group Company has or may have any obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees.

(b)	Details of the Pension Schemes of the Target Group Companies are set out in the Sellers Disclosure Documents.

(c)

No proposal or announcement has been made to any Target Group Personnel as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

19.2	Compliance

Each Pension Scheme of the Target Group complies with all applicable legislation affecting pensions schemes, where applicable, and has been administered in all material respects accordance with its rules and governing documentation.

19.3	No defined benefit schemes

No Target Group Company participates, nor has any ever participated, in a defined benefit pension scheme or has any liability in respect of any such scheme.

19.4	No liabilities

All contributions, insurance premiums, tax and expenses due by any Target Group Company to and in respect of the Pension Schemes have been duly paid. There are no liabilities of any Target Group Company outstanding in respect of the Pension Schemes at the date of this Agreement.

19.5	No claims

No claims or complaints have been made or are pending or threatened in relation to the Pension Schemes or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by any Target Group Company in relation to any of the Target Group Personnel. There are no facts or circumstances likely to give rise to such claims or complaints.

20	TAXATION

(a)

All Tax for which each Target Group Company is liable, or has been liable, to account within the four years prior to the date of this Agreement has been duly paid or has been provided for in the Target Group Accounts.

(b)

Each Target Group Company has, in the four years prior to the date of this Agreement, made all deductions, withholdings or retentions on account of Tax that it was obliged to make from any payments made and has correctly accounted to the appropriate authority for all amounts so deducted, withheld or retained within all applicable time limits.

(c)

Each Target Group Company has, in the four years prior to the date of this Agreement, maintained all records, invoices, and information in relation to Tax which it is required to maintain in accordance with applicable law.

(d)

All returns required to be submitted and all information required to be supplied to a Taxation Authority in the four years prior to the date of this Agreement, have been submitted, supplied, or made in accordance with applicable law and within applicable time limits.

(e)

No Target Group Company is involved in any dispute in relation to Tax with any Taxation Authority and no notice has been received by a Target Group Company of any audit, examination, or enquiry in relation to Tax with any Taxation Authority.

(f)

All financing costs, including interest, discounts and premiums payable by any Target Group Company in respect of its loans and amounts payable by any Target Group Company in respect of its derivatives contracts, are deductible in computing their profits, gains or losses for Tax purposes.

(g)

The Sellers Disclosure Letter contains details of any concessions, agreements, and arrangements that any Target Group Company has entered into with a Taxation Authority in the four years prior to the date of this Agreement.

(h)	Except for the Danish Target Group Companies, no Target Group Company:

(i)	is a member of a consolidated group or fiscal unity for Tax purposes nor has it been a member within the four years prior to the date of this Agreement;

(ii)	is a party to any agreement relating to the use of Group Relief (nor has any Target Group Company been a party to any such agreement within the four years prior to the date of this Agreement); and

(iii)	has entered into any arrangements for the payment of Tax liabilities which are the primary obligation of any other party in the four years prior to the date of this Agreement.

(i)

Each Target Group Company is treated as resident for Tax purposes only in its jurisdiction of incorporation and has not, at any time in the four years prior to the date of this Agreement, been treated as resident or as having a permanent establishment or subject to Tax in any other jurisdiction for the purposes of any double taxation agreement or for any other Tax purposes.

(j)

All transactions or arrangements entered into in the four years prior to the date of this Agreement between, on the one hand, any Target Group Company and, on the other hand, any other Target Group Company or any Seller Group Company, have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by applicable law. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

(k)

No Target Group Company has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax and no Target Group Company is aware or has been notified that a disclosure under EU Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU is or will be required in relation to any transaction entered into by any Target Group Company.

(l)	Each member of the Target Group Company which is required to be registered for VAT purposes in any jurisdiction is so registered.

(m)	No Target Group Company is, or has in the four years prior to the date of this Agreement been, a member of a group for the purposes of VAT other than with companies that are Target Group Companies.

(n)

Any document that may be necessary in proving the title of any Target Group Company to any asset which it owns at Completion (and which was subject to stamp duty or a transfer or registration tax) is duly stamped for stamp duty purposes or has had any transfer or registration tax due in respect of it paid.

(o)	No charge to Tax will arise on a Target Group Company by virtue of the entering into and/or completion of this Agreement.

(p)

Target B and each of the Target B Subsidiaries has validly elected for entry into the Danish Tonnage Tax Regime and have conducted their business in accordance with the qualifying conditions for that regime such that income, profits and gains of its shipping related activity fall only to be taxed in accordance the Danish Tonnage Tax Regime. The strategic and commercial management of the qualifying vessels operated by Target B and the Target B Subsidiaries has, since 2017 always taken place in Denmark or another EU member state for the purposes of the Danish Tonnage Tax Regime.

(q)	All income and expenses of Target B and the Target B Subsidiaries have been appropriately allocated as either falling inside or outside of the Danish Tonnage Tax Regime.

(r)

All Tax and other contributions deductible and payable under the equivalent Danish tax PAYE system (including employer tax obligations such as withholding taxes on payment of salary, including but not limited to A tax (A-skat) and labour market contributions, the DIS Taxation Scheme and/or any other Tax legislation have, so far as required to be deducted, been deducted from all payments made (or treated as made) by Target B and the Target B Subsidiaries. All amounts due to be paid to the relevant Taxation Authority in relation to the taxation of seafarers and other employees prior to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of Target B and the Target B Subsidiaries or any persons required to be treated as such.

(s)

Target A and the Target A subsidiaries are not treated as tax resident in Chile, or otherwise subject to tax in Chile, as a result of holding board meetings within Chile (or otherwise) and have not received any Chilean source income that may have given rise to a liability to tax in Chile.

(t)

The appointment of Danish resident attorneys-in-fact for the purposes of conducting the business of Target A and the Target A subsidiaries has not created any liability to tax, or an obligation to register for tax, in Denmark, for Target A or any Target A subsidiary.

(u)

Target A and the Target A Subsidiaries have not made any intercompany loans to, and are not otherwise entitled to receive payments of interest or dividends from, Target B or the Target B Subsidiaries or any other company resident in Denmark for tax purposes.

(v)

Ultraship ApS has no liability under the Manning Agreement dated 8 February 2018 and made between Ultraship ApS and Ultraship Crewing Philippines, Inc. to make any additional payments to Ultraship Crewing Philippines, Inc. in relation to Taxation for any period prior to the Completion.

21	MISCELLANEOUS

21.1	Effect of entering into this Agreement

Compliance with the terms of this Agreement or Completion does not and will not:

(a)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

(i)	any agreement or instrument to which any Target Group Company is now a party;

(ii)	the constitutional documents of any Target Group Company or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

(iii)

any loan to or mortgage created by any Target Group Company or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of any Target Group Company is subject or by which any Target Group Company is bound;

(b)	result in any present or future Indebtedness becoming due or capable of becoming due and payable prior to its stated maturity;

(c)

relieve any other party to an agreement or arrangement with any Target Group Company of its obligations under such agreement or arrangement (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations under such agreement or arrangement or determine any right or benefit enjoyed by any Target Group Company or to exercise any right, whether under an agreement with, or otherwise in respect of, any Target Group Company; and

(d)	result in the creation or imposition of any Security Interest on any assets of any Target Group Company.

21.2	No brokers fees

No one is entitled to receive from any Target Group Company any finder’s fee, brokerage, success fee or other commission in connection with the purchase of the Shares or the Transaction.

22	INSOLVENCY

22.1	No winding up

No order has been made or petition presented or resolution passed for winding up any Target Group Company, no provisional liquidator has been appointed in relation to any Target Group Company and no meeting has been convened for the purpose of winding up any Target Group Company, nor is any Target Group Company is insolvent or unable to pay its debts as they fall due within the meaning of any insolvency legislation applicable to such Target Group Company.

22.2	No administration order

No administration order has been made and no petition for such an order has been presented in respect of any Target Group Company. No notice has been given or filed in relation to the appointment of an administrator of any Target Group Company.

22.3	No receiver

No receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of the property, assets and/or undertaking of any Target Group Company.

22.4	No arrangements with creditors

No voluntary arrangement has been proposed or entered into by any Target Group Company with any of its creditors under any applicable insolvency legislation, nor has any scheme of arrangement of its affairs or other scheme or compromise or arrangement, in each case between a Target Group Company and its creditors or any class of its creditors been proposed, approved or sanctioned in respect of any Target Group Company.

22.5	No charging or garnishee order, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the property, assets and/or undertaking of any Target Group Company.

22.6	No circumstances arisen

So far as the Sellers are aware, no events or circumstances have arisen which entitle or would reasonably be expected to entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 22.1 to 22.5 (inclusive) above.

23	VESSELS

23.1	General

The details of the Vessels set out in Schedule 6 are correct.

23.2	Ownership of Vessels etc.

(a)

The relevant Target Group Company identified in Schedule 1 is the registered owner of each of the Vessels in the relevant flag free of all maritime liens, liens, encumbrances, mortgages and any other debts whatsoever and other Security Interests and each Vessel is in the possession and control of such Target Group Company.

(b)

So far as the Sellers are aware: (i) no events have occurred which could reasonably be expected to give rise to the assertion of a lien (whether or not a maritime lien), any other debts whatsoever or any other Security Interest over a Vessel and (ii) there are no actual or pending or threatened claims, actions or proceedings against any of the Vessels.

23.3	Registration, classification, compliance etc.

In relation to the Vessels:

(a)

each Vessel is registered in the name of the relevant Target Group Company under and pursuant to the flag and law of the jurisdiction applicable thereto and all current fees due and payable in connection with such registration have been, or will at Completion be, paid;

(b)	each Vessel is entered with a Classification Society and has the appropriate classification rating issued by such Classification Society for a vessel of the type, age and class of such Vessel;

(c)

each Vessel is currently within present class, fully maintained, and free of any recommendation or requirement of the relevant Classification Society; and if any such vessel is in a port, it is in such condition that it will not be detained by any port state authority or the flag state authority for any deficiency;

(d)

all Class and International Trading Certificates required by applicable law for the continued operation of the Vessels (as cargo carrying ships worldwide) are valid and unextended and each Vessel has on board all Class/International Trading Certificates necessary for such operation, which certificates are valid and unextended and free of all conditions and recommendations and any notices.

(e)

each Vessel has been properly maintained in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy and has been submitted for such periodic or other survey as may be required by class and flag state or other appropriate international bodies;

(f)

no Vessel is (i) under arrest or otherwise detained, (ii) other than in the ordinary course of business in the possession of any person (other than her master and crew) or subject to a possessory lien; or (iii) other than in the ordinary course of business subject to any other lien;

(g)

each Vessel is in compliance in all material respects with all applicable legislation relating to, and the requirements of any government agency having jurisdiction over, the Vessel, the provisions of all international conventions applicable to that Vessel and the provisions of the rules and regulations issued under international conventions applicable to that Vessel;

(h)

each Vessel has on board valid and up-to-date Safety Construction, Safety Equipment, Radio, Loadline, Health, Tonnage, Trading and other certificates or documents as may for the time being be prescribed by the law of the flag of the Vessel or of any other pertinent jurisdiction, or which would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations;

(i)	no blacklisting or boycotting of any description whatsoever has been applied or currently exists against or in respect of any Vessel;

(j)	each Vessel is properly manned by a certificated master, and certificated ship’s officers and crew in compliance with the Safe Manning Certificate issued by the relevant flag state;

(k)	each Vessel has on board a valid Safety Management Certificate (with a copy of the relevant Document of Compliance attached) in compliance with the International Safety Management Code;

(l)	each vessel has on board a valid International Ship Security Certificate (“ISSC”) in accordance with the International Ship and Port Security Code;

(m)	each Vessel is fully insured against all applicable risks including Hull and Machinery, Protection and Indemnity War Risks (the “Insurances” and individually the “Insurers”);

(n)	Schedule 6 hereto sets forth all material repairs made to each Vessel during the last year, all known scheduled repairs due to be made (either class or otherwise).

(o)	No charterer or other party has the right to direct any Vessel to trade with any country or entity that would cause the Buyer or any Buyer Group Company to violate applicable sanctions.

(p)

where it is a requirement of any applicable legislation or of the Insurances that any declarations are made or any certificates, returns or forms filed with any government entity or any of the insurers for the Vessel from time to time in connection with the Vessel, the relevant Target Group Company has promptly completed and submitted or shall promptly complete and submit (within any applicable time limits) to the relevant government entity or (as the case may be) the relevant insurers all such declarations, certificates, returns and forms especially to ensure coverage in respect of any voyage to or within the USA Exclusive Economic Zone (as defined in the USA Oil Pollution Act 1990).

23.4	Modification and removal of parts

(a)

There has been no modification or repairs to, or replacement of, any of the Vessels or equipment installed on any Vessel which would or might materially alter the structure, type or performance characteristics of any Vessel or materially reduce its value.

23.5	Pool Arrangements

(a)

Target B owns shares representing 33.3% of the entire issued share capital of the Pool Operator. Each of (i) Sloman Neptun Schiffahrts-Aktiengesellscaft and (ii) Bernhard Schedulte Shipmanagement (Isle of Man) Ltd and Hanseatic Chartering Ltd (jointly), own 33% of the shares representing the entire issued share capital of the Pool Operator. The pool points allocated to Target B is at least 33% of the total pool points available in the Unigas Pool.

(b)	The Pool Operator owns 100% of the entire issued share capital of each of Unigas Trading B.V., Unigas International Inc. and Unigas International Limited.

(c)	No withdrawal notices been issued or deemed given in respect of any Vessels.

(d)

There have been no variations of the Pool Agreement and/or the Operating Agreement and there have been no decisions of the pool members of the Unigas Pool which have the effect of varying terms of the Pool Agreement and/or the Operating Agreement.

(e)	No Target Group Company has agreed to take on any liability with respect to the Unigas Pool in excess of Target A’s obligations under the Pool Agreement.

(f)	There are no standing pool member proxies for any Target Group Company as a pool member.

23.6	Surveys

Each relevant Target Group Company has submitted each Vessel owned by it regularly to all periodical or other surveys which may be required for classification.

23.7	Dry-docking

The relevant Target Group Company has dry-docked the Vessel and cleaned and painted her underwater parts in accordance with internationally accepted standards and in any event, as often as may be required to ensure that the Vessel maintained its classification.

23.8	Ballast Tanks

Each relevant Target Group Company has ensured that the coatings to all ballast and waste water tanks have been maintained in good order and condition and that such coatings are repaired or reapplied as often as is required and with such quality of coating in accordance with class requirements so as to use all reasonable efforts to minimise corrosion.

23.9	Manuals and Technical Records

Each relevant Target Group Company has maintained all such records, logs, manuals, technical data and other materials and documents which are required to be maintained in respect of the Vessel in the English language and so as to comply with any applicable legislation or the requirements of the Classification Society and maintained up to date logs and records of all voyages made by the Vessel and of all maintenance, repairs, alterations, modifications and additions to the Vessel.

23.10	Regulatory

The Target Group complies in all material respects with the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741 (18) of the International Maritime Organisation.

23.11	Compliance with laws

Each relevant Target Group Company has taken all reasonable steps to comply with all applicable national, international and state conventions and legislation including all applicable environmental legislation and all requirements under any applicable legislation relating to manning and the establishment of financial responsibility applicable to the Target Group Company and/or the Vessel, and including the Merchant Shipping Acts of the relevant flag state, the Oil Pollution Act 1990 of the USA, the Comprehensive Environmental Response Compensation and Liability Act of the USA, other relevant federal and state laws of the United States of America and US Coastguard regulations applicable to the Vessel or her crew or her navigation or operation and MARPOL and all other applicable international conventions, laws, rules and regulations relating to environmental matters, including those relating to discharges of oil, petroleum, petroleum products and distillates, chemicals, pollutants, waste materials or products and other substances and the relevant Target Group Company has taken all reasonable steps to comply with the terms of all environmental permits applicable to it or the Vessels.

23.12	Certificates and licences

Each relevant Target Group Company has obtained and maintained in full force and effect at all times all class, applicable SOLAS, passenger and other certificates and licenses which are required to be maintained in accordance with the legislation of the flag state and if, following any reflagging of the Vessels at any time, any such certificates have been issued in provisional form, permanent certificates are to be issued in replacement for such provisional certificates or licences prior to expiry thereof.

23.13	Employment

No Target Group Company has ever knowingly employed any Vessel or permitted its employment in any manner, trade or business which is forbidden by any applicable legislation, or was otherwise illicit or in carrying any drugs (other than drugs carried for medicinal purposes) or other illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court, or which may render the Vessels liable to destruction, seizure, confiscation, penalty or sanctions and, in relation to hostilities in any part of the world (whether war had been declared or not), not knowingly employed the Vessels or permitted its employment in carrying any contraband goods, or entered or traded to or continued to trade in any zone which is or was declared a war zone by any government entity in a relevant jurisdiction unless such special insurance cover as may reasonably have been required had been effected by the relevant Target Group Company and at its expense.

23.14	Anti-drug abuse

If (a) any Vessel is or was trading to the USA or within US territorial waters and (b) the owners or operators of other Vessels which trade to the USA or in US territorial waters are party to a “Carrier Initiative Agreement” with the United States Customs Service, the relevant Target Group Company entered into and, for so long as conditions (a) and (b) above remained satisfied, has remained party to either the same agreement or an equivalent agreement (or any similar agreement hereafter introduced by any relevant Government Entity of the USA).

23.15	Sub-chartering

The relevant Target Group Company has not at any time parted with the possession or operational control of the Vessels (except for the purpose of maintenance, service, repair or overhaul work or any modifications, changes or alterations) nor sub-chartered the Vessels.

23.16	Sanctions

(a)	No Target Group Company, and no director, employee, agent or any other person with authority to act on behalf of a Target Group Company, is a Prohibited Person.

(b)

No Target Group Company, and no director, employee, agent or any other person acting on behalf of a Target Group Company, has or has permitted or authorised any other person to do anything in connection with a Target Group Company or a Vessel (i) involving or for the benefit of a Prohibited Person which would result in a breach of Sanctions by a Vessel or a Target Group Company, or (ii) that in any other manner would, or would reasonably be expected to, result in a Vessel or a Target Group Company being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Prohibited Person.

SCHEDULE 4

BUYER WARRANTIES

1	Information

Each Buyer Group Company is duly incorporated or formed, and validly exists under the laws of its jurisdiction of incorporation or formation.

2	THE BUYER

2.1	Capacity of the Buyer

(a)

The Buyer has the requisite capacity, power and authority, and has taken all necessary corporate action to enable it, to enter into, and perform all its obligations under, the Transaction Documents to which it is a party.

(b)

The Transaction Documents to which the Buyer is a party constitute (or will constitute when executed) its legal, valid and binding obligations enforceable against it in accordance with their terms subject to the following matters:

(i)

each other party to the Transaction Documents to which it is a party having the capacity, power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party;

(ii)	the due execution and delivery of the Transaction Documents to which it is a party by all other parties to such Transaction Documents; and

(iii)

applicable legislation relating to bankruptcy, fraudulent conveyance, moratorium, insolvency, liquidation, reorganisation and other legislation of general application relating to or affecting the enforcement of creditors’ rights generally or by equitable principals relating to enforceability, whether considered in a proceeding in equity or law.

(c)	The Buyer is entitled to issue the full legal and beneficial ownership in the Consideration Shares to the Sellers on the terms set out in this Agreement.

(d)

The execution and delivery of, and performance by, the Buyer of the Transaction Documents to which it is a party does not and will not result in a breach of, or constitute any default under, any law or regulation applicable to it, any order, judgement or decree by any court or governmental agency to which it is a party or by which it is bound, its constitutional documents or any agreement to which it is a party.

(e)

All consents, licences, approvals and authorisations required for the Buyer to enter into and perform its obligations under the Transaction Documents to which it is a party and the transactions contemplated by them have been obtained and are in full force and effect.

(f)

No action, suit, proceeding, litigation or dispute against it or any Buyer Group Company and/or any of its Connected Persons is presently taking place or pending or, to its knowledge, threatened which would or might reasonably be expected to inhibit its ability to perform its obligations under the Transaction Documents to which it is a party.

(g)	In so far as it is a body corporate:

(i)	it is a body corporate duly incorporated and existing under the laws of the jurisdiction in which it is incorporated;

(ii)

no order has been made or petition presented or resolution passed for winding up the Buyer, no provisional liquidator has been appointed in relation to it, and no meeting has been convened for the purpose of winding up the Buyer, and the Buyer is not insolvent or unable to pay its debts as they fall due within the meaning of any insolvency legislation applicable to the Buyer;

(iii)

no administration order has been made and no petition for such an order has been presented in respect of the Buyer and no notice has been given or filed in relation to the appointment of an administrator of the Buyer;

(iv)

no receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of the Buyer’s property, assets and/or undertaking and there is no unfulfilled or unsatisfied judgment or court or tribunal order outstanding against it in relation to the foregoing;

(v)

no voluntary arrangement has been proposed or entered into by the Buyer with any of their respective creditors under any insolvency legislation applicable to the Buyer, nor has any scheme of arrangement of its affairs or other scheme or compromise or arrangement, in each case between it and its creditors or any class of its creditors been proposed, approved or sanctioned in respect of the Buyer; and

(vi)

so far as the Buyer is aware, no events or circumstances have arisen which entitle or would reasonably be expected to entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 2.1(g)(ii) to (v) (inclusive) above.

3	Regulatory Requirements

3.1	SEC Reports; Financial Statements

(a)

The Buyer has filed or furnished all forms, reports, schedules, statements and other documents (including any exhibits thereto) required to be filed or furnished by it with the SEC (all such documents and reports publicly filed or furnished by the Buyer, the “Buyer SEC Documents”).

(b)

As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents complied as to form in all material respects with all the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date so filed, and none of the Buyer SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)

The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Buyer SEC Documents are accurate and complete as of the dates made and comply as to form and content with all applicable laws.

(d)	The financial statements (including all related notes and schedules) included in the Buyer SEC Documents (the “Buyer Financial Statements”) at the time they were filed or furnished:

(i)

fairly present in all material respects the consolidated financial position of the Buyer and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto);

(ii)

were prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto); and

(iii)	comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto.

(e)	Since the date of the Buyer Financial Statements, there has been no material adverse change in the financial position of the Buyer Group taken as a whole.

(f)	There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Buyer relating to the Buyer SEC Documents.

(g)	None of the Buyer SEC Documents is, to the Buyer’s knowledge, the subject of ongoing review by the SEC.

(h)

Neither the Buyer nor any other Buyer Group Company are a party to, nor do they have any commitment to become a party to: (a) any joint venture or off-balance sheet partnership; or (b) any similar contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding (including any of the arrangements in sub-paragraph (b) of this paragraph relating to any transaction or relationship between or among the Buyer or one of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Exchange Act), where the result, purpose or effect of such arrangements in sub-paragraph (b) of this paragraph is to avoid disclosure of any material transaction involving, or material liabilities of, the Buyer or any of its subsidiaries in the Buyer Financial Statements or other the Buyer SEC Documents.

3.2	Registration

(a)	As of the date hereof, the Buyer Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “NVGS”.

(b)	The Buyer is in compliance in all material respects with the current listing and governance rules and regulations of the New York Stock Exchange applicable to the Buyer.

(c)	As of the date hereof, none of the Buyer or any other Buyer Group Company has taken any action in an attempt to terminate the registration of Buyer Shares under the Exchange Act.

4	ASSETS

4.1	Title to assets

(a)	The Buyer or one of its respective Subsidiaries has legal and beneficial title to all material assets which are included in the Buyer Financial Statements.

4.2	All assets required for business

(a)

The assets of the Buyer Group, together with assets which they have a contractual right to use, comprise all the tangible assets necessary for the carrying on of the business of the Buyer Group at the date of this Agreement.

5	INTELLECTUAL PROPERTY RIGHTS

5.1	Ownership of Intellectual Property

All Intellectual Property which is used in the conduct of the business of the Buyer Group is:

(a)	legally and beneficially vested in a Buyer Group Company as the sole owner; or

(b)	licensed to the appropriate Buyer Group Companies under valid licenses, the effectiveness of which is not affected by Completion,

and, so far as the Buyer is aware, (i) is not being infringed, attacked, disputed or opposed by any third party and (ii) is not the subject of any claim contesting ownership or compensation.

5.2	Registered Trade Marks

Details of the registered trademarks held by any Buyer Group Company have been Disclosed.

5.3	No infringements

So far as the Buyer is aware, the operations of the Buyer Group do not infringe any Intellectual Property of a third party.

5.4	Buyer Group IP Licences

No Buyer Group Company has granted any licence to any third party to use any Intellectual Property owned by it.

6	IT SYSTEMS

6.1	Buyer Group IT Systems owned

The IT Systems of the Buyer Group are either owned by or validly licensed or leased to a Buyer Group Company. No Buyer Group Company is in material default under any such licences or leases and, so far as the Buyer is aware, there are no grounds on which they would reasonably be expected to be terminated in accordance with their terms.

6.2	No failure of Buyer Group IT Systems

In the last 12 months, the IT Systems of the Buyer Group have not failed to any material extent.

7	CHANGE OF CONTROL

7.1	The sale of the Shares under this Agreement will not:

(a)	entitle any person to determine or terminate any material contract or arrangement with any Buyer Group Company;

(b)

result in the breach by any Buyer Group Company under any of the terms, conditions or provisions of any material contract or instrument to which any Buyer Group Company is now a party or any loan to or mortgage created by any Buyer Group Company, other than such breach as would not reasonably be expected to have a material adverse impact on the Buyer Group Companies taken as a whole;.

(c)

result in any present or future indebtedness in the nature of borrowings owed by a Buyer Group Company (for the avoidance of doubt, excluding trading debts arising in the ordinary course of business) becoming due and payable or capable of being declared due and payable prior to its stated maturity; and

(d)	entitle any person to receive from any Buyer Group Company any finder’s fee, brokerage or other commission in connection with the acquisition of the Shares or the issuance of the Consideration Shares.

8	INSURANCE

8.1	Insurance Policies in Place

Each Buyer Group Company has effected all insurances required by any applicable legislation to be effected by it.

8.2	Policies valid and in force

A list of the insurances maintained by the Buyer Group Companies and details of outstanding F,D&D claims and P&I claims have been Disclosed and such details are true and accurate and:

(a)

nothing has been done or has been omitted to be done as a result of which any of such insurance policies has or may become void or voidable or which would affect renewal of the policies or increase premiums to a higher level than would be expected compared to normal increases due to market conditions; and

(b)	all premiums payable in respect of such insurance policies have been duly paid.

9	LITIGATION AND OTHER DISPUTES

9.1	No proceedings

No Buyer Group Company is, and no director, officer or employee of any Buyer Group Company (in relation to the Buyer Group’s affairs and for whom the Buyer Group is vicariously liable) is, engaged in or a party to any litigation, arbitration, prosecution, mediation, hearing before any tribunal or any statutory, regulatory, governmental or supranational body, department, board or agency or any other official body or other legal, regulatory, administrative, alternative dispute resolution or enforcement proceedings nor, so far as the Buyer is aware, are any of the above pending or threatened against any Buyer Group Company or any such person and, so far as the Buyer is aware, there is no fact or circumstance which would reasonably be expected to give rise to the same, or form the basis of any criminal prosecution against any Buyer Group Company or any such person.

9.2	No orders or judgements

There is no order, decree or judgement of any court, tribunal or any governmental agency of any jurisdiction outstanding against any Buyer Group Company (i) which would reasonably be expected to have a material adverse effect upon the assets or business of the Buyer Group Companies or (ii) which requires continuing compliance by any Buyer Group Company, in each case which remains unfulfilled or unsatisfied. No injunction or order of a court or tribunal of competent jurisdiction restraining any Buyer Group Company from doing anything or mandatorily requiring any Buyer Group Company to do anything or freezing any of its assets has been granted against any Buyer Group Company which is still in force. No Buyer Group Company has given or is bound by any undertaking or assurance to any court, tribunal, governmental agency or to any third party arising out of any legal or other proceedings which is still in force.

10	COMPLIANCE WITH LEGAL REQUIREMENTS

10.1	Compliance by Buyer Group and officers

Each Buyer Group Company is in compliance in all material respects and, so far as Buyer is aware, every officer of the Buyer Group Companies (in his or her capacity as such) has complied and is continuing to comply in all material respects with all relevant legislation and regulations in any part of the world applicable to it and/or its business and/or its assets.

10.2	Filings

All material forms, particulars, resolutions and other documents required to be filed with or delivered to any governmental or regulatory authority by any Buyer Group Company have been properly prepared and duly filed or delivered.

10.3	Constitutional documents

The constitutional documents of each Buyer Group Company have been complied with in all material respects. A copy of the constitutional documents of the Buyer has been Disclosed and is complete and accurate in all material respects.

10.4	Books and records

(a)

The statutory books and all other registers and minute books, books of account and other statutory records of each Buyer Group Company required to be kept by applicable legislation are up to date in all material respects (but not including the date of this Agreement) and comprise complete and accurate records in all material respects of all information required by applicable legislation to be recorded in them other than to the extent that they are not material to the business of the Buyer Group.

10.5	Licences and consents

(a)

Each Buyer Group Company has obtained all material licences (including statutory licences), permissions, authorisations, consents, registrations and exemptions (for purposes of this warranty 10.5, “licences”) required by law for the operation of its business (including in all places in which it is carried on) as currently operated and has complied in all material respects with such licences. Such licences are in full force and effect.

(b)

No Buyer Group Company has received any written notice relating to the non-compliance with, or continuation or renewal on less favourable terms of or modifications, revocation or non-renewal of, any such licences.

10.6	Anti-corruption

(a)

No Buyer Group Company or, so far as the Buyer is aware, director, officer, employee or any other Associated Person of any Buyer Group Company has at any time in the last three years engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Legislation.

(b)	The Buyer has in place Adequate Procedures designed to prevent its Associated Persons from undertaking any conduct which would constitute an offence under Anti-Corruption Legislation.

(c)

No Buyer Group Company nor, so far as the Buyer is aware, any of their respective Associated Persons is or has been in the last three years the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Legislation. So far as the Buyer is aware, no such investigation, inquiry or proceedings have been threatened or are pending and, so far as the Buyer is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)

No contract or commitment which has been entered into by any Buyer Group Company has been procured or obtained as the consequence of the payment to or receipt by the Buyer or, so far as the Buyer is aware, any persons who are or were directors, officers, employees or other Associated Persons of any Buyer Group Company (or any person connected with any of the same) of any bribe or other corrupt payment or benefit.

11	PUBLIC GRANTS AND SUBSIDIES

11.1	No grants

No Buyer Group Company has applied for, or received directly or indirectly, any payment, grant, subsidy, guarantee, allowance or financial assistance or other direct or indirect aid from any government department or agency or any supranational, national, local or other authority in connection with which (i) such grant is or may be liable to be repaid in whole or (ii) in part or a Buyer Group Company has outstanding obligations.

12	EMPLOYMENT

12.1	Employees

(a)

The Buyer Group Companies are in material compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labour relations, employee leave issues and unemployment insurance and related matters.

(b)

Except for instances that would not be, individually or in the aggregate, material to the Buyer Group, taken as a whole, no Buyer Group Company has received notice of (i) any unfair labor practice charge or complaint against such Buyer Group Company pending before the National Labor Relations Board or any other Governmental Entity, (ii) any charge or complaint against such Buyer Group Company pending before any Governmental Entity responsible for the prevention of unlawful employment practices or (iii) any complaint or lawsuit against such Buyer Group Company concerning employees or former employees of such Buyer Group Company alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. To the knowledge of the Buyer, all individuals who provide services to the Buyer Group Companies have at all times been accurately classified by the Buyer Group Companies with respect to such services as an employee or a non-employee.

12.2	No collective bargaining

No Buyer Group Company recognises any trade union or other body representing its employees or any of them for the purpose of collective bargaining or negotiating.

12.3	No industrial action

No strikes, lock-outs or other forms of industrial action or trade disputes affecting any Buyer Group Company are ongoing or, so far as the Sellers are aware, pending or threatened or contemplated nor have there been any such strikes, lock-outs or other forms of industrial action or trade disputes in the 12 months prior to the date of this Agreement.

13	PENSIONS

(a)

The Pension Schemes of the Buyer Group Companies are the only arrangements under which any Buyer Group Company has or may have any obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees.

(b)

No proposal or announcement has been made to any employee of the Buyer Group as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

13.2	Compliance

Each Pension Scheme of the Buyer Group complies with all applicable legislation affecting pensions schemes, where applicable, and has been administered in all material respects accordance with its rules and governing documentation.

13.3	No defined benefit schemes

No Buyer Group Company participates, nor has any ever participated, in a defined benefit pension scheme or has any liability in respect of any such scheme.

13.4	No liabilities

All contributions, insurance premiums, tax and expenses due by any Buyer Group Company to and in respect of the Pension Schemes have been duly paid. There are no liabilities of any Buyer Group Company outstanding in respect of the Pension Schemes at the date of this Agreement.

13.5	No claims

No claims or complaints have been made or are pending or threatened in relation to the Pension Schemes or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits by any Buyer Group Company in relation to any of the Buyer Group employee. There are no facts or circumstances likely to give rise to such claims or complaints.

14	TAXATION

(a)

All Tax for which each Buyer Group Company is liable, or has been liable, to account within the four years prior to the date of this Agreement has been duly paid or has been provided for in the Buyer Financial Statements.

(b)

Each Buyer Group Company has, in the four years prior to the date of this Agreement, made all deductions, withholdings or retentions on account of Tax that it was obliged to make from any payments made and has correctly accounted to the appropriate authority for all amounts so deducted, withheld or retained within all applicable time limits.

(c)

All returns required to be submitted and all information required to be supplied to a Taxation Authority in the four years prior to the date of this Agreement, have been submitted, supplied, or made in accordance with applicable law and within applicable time limits.

(d)

No Buyer Group Company is involved in any dispute in relation to Tax with any Taxation Authority and no notice has been received by a Buyer Group Company of any audit, examination, or enquiry in relation to Tax with any Taxation Authority.

(e)

All financing costs, including interest, discounts and premiums payable by any Buyer Group Company in respect of its loans and amounts payable by any Buyer Group Company in respect of its derivatives contracts, are deductible in computing their profits, gains or losses for Tax purposes.

(f)

Each Buyer Group Company is treated as resident for Tax purposes only in its jurisdiction of incorporation and has not, at any time in the four years prior to the date of this Agreement, been treated as resident or as having a permanent establishment or subject to Tax in any other jurisdiction for the purposes of any double taxation agreement or for any other Tax purposes.

(g)

All transactions or arrangements entered into in the four years prior to the date of this Agreement between, on the one hand, any Buyer Group Company and, on the other hand, any other Buyer Group Company, have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented to the extent required by applicable law. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

(h)

No Buyer Group Company has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax and no Buyer Group Company is aware or has been notified that a disclosure under EU Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU is or will be required in relation to any transaction entered into by any Buyer Group Company.

15	MISCELLANEOUS

15.1	Effect of entering into this Agreement

Compliance with the terms of this Agreement or Completion does not and will not:

(a)	conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

(i)	any agreement or instrument to which any Buyer Group Company is now a party;

(ii)	the constitutional documents of any Buyer Group Company or give rise to or cause to become exercisable any right of pre-emption or right of first refusal; or

(iii)

any loan to or mortgage created by any Buyer Group Company or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of any Buyer Group Company is subject or by which any Buyer Group Company is bound;

(b)

result in any present or future indebtedness in the nature of borrowings owed by a Buyer Group Company (for the avoidance of doubt, excluding trading debts arising in the ordinary course of business) becoming due or capable of becoming due and payable prior to its stated maturity;

(c)

relieve any other party to an agreement or arrangement with any Buyer Group Company of its obligations under such agreement or arrangement (whether contractual or otherwise) or enable it to vary or terminate its rights or obligations under such agreement or arrangement or determine any right or benefit enjoyed by any Buyer Group Company or to exercise any right, whether under an agreement with, or otherwise in respect of, any Buyer Group Company; and

(d)	result in the creation or imposition of any Security Interest on any assets of any Buyer Group Company.

15.2	No brokers fees

No one is entitled to receive from any Buyer Group Company any finder’s fee, brokerage, success fee or other commission in connection with the transfer of the Consideration Shares or the Transaction.

16	INSOLVENCY

16.1	No winding up

No order has been made or petition presented or resolution passed for winding up any Buyer Group Company, no provisional liquidator has been appointed in relation to any Buyer Group Company and no meeting has been convened for the purpose of winding up any Buyer Group Company, nor is any Buyer Group Company is insolvent or unable to pay its debts as they fall due within the meaning of any insolvency legislation applicable to such Buyer Group Company.

16.2	No administration order

No administration order has been made and no petition for such an order has been presented in respect of any Buyer Group Company. No notice has been given or filed in relation to the appointment of an administrator of any Buyer Group Company.

16.3	No receiver

No receiver (which expression shall include an administrative receiver) has been appointed over the whole or any part of the property, assets and/or undertaking of any Buyer Group Company.

16.4	No arrangements with creditors

No voluntary arrangement has been proposed or entered into by any Buyer Group Company with any of its creditors under any applicable insolvency legislation, nor has any scheme of arrangement of its affairs or other scheme or compromise or arrangement, in each case between a Buyer Group Company and its creditors or any class of its creditors been proposed, approved or sanctioned in respect of any Buyer Group Company.

16.5	No charging or garnishee order, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of the property, assets and/or undertaking of any Buyer Group Company.

16.6	No circumstances arisen

So far as the Buyer is aware, no events or circumstances have arisen which entitle or would reasonably be expected to entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in paragraphs 16.1 to 16.4 (inclusive) above.

16.7	Sanctions

(a)	No Buyer Group Company, and no director, employee, agent or any other person with authority to act on behalf of a Target Group Company, is a Prohibited Person.

(b)

No Buyer Group Company, and no director, employee, agent or any other person acting on behalf of a Buyer Group Company, has or has permitted or authorised any other person to do anything in connection with a Buyer Group Company or a vessel owned by it (i) involving or for the benefit of a Prohibited Person which would result in a breach of Sanctions by a vessel or a Buyer Group Company, or (ii) that in any other manner would, or would reasonably be expected to, result in a vessel or a Buyer Group Company being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Prohibited Person.

SCHEDULE 5

LIMITATIONS OF LIABILITY

1	Application of limits

The liability of a party in respect of any Claim (for the purposes of this Schedule 5, the “defaulting party”) shall be limited as provided in this Schedule provided always that the provisions of this Schedule shall not apply, and nor shall any other limitation of any kind whatsoever apply, to any Claim made against a defaulting party to the extent the same is proven to have resulted from any fraudulent act, fraudulent misrepresentation or wilful misconduct by or on behalf such defaulting party.

2	Notice and amounts of Claim

No Claim shall be brought against a defaulting party nor shall a defaulting party be liable to the other party (for the purposes of this Schedule 5, the “non-defaulting party”) or any other person for any Claim unless:

(a)

the non-defaulting party shall have served upon the defaulting party written notice containing such details as may be known by the non-defaulting party as to the nature and the estimated amount of the relevant Claim on or before:

(i)

in the case of a Sellers Tax Warranty Claim or a Buyer Tax Warranty Claim, the day that is 20 Business Days following the fourth anniversary of the end of the accounting period in which Completion falls;

(ii)	in the case of a Sellers Fundamental Warranty Claim or a Buyer Fundamental Warranty Claim, the third anniversary of the Completion Date;

(iii)	in the case of a Sellers General Warranty Claim or a Buyer General Warranty Claim, the second anniversary of the Completion Date;

(b)

in the case of Sellers General Warranty Claims and/or Sellers Tax Warranty Claims, the amount of all such Claims exceeds $15,000,000, in which case the whole of such aggregate amount and not just the excess shall, subject to the other provisions of this Agreement, be payable;

(c)	in respect of any single Sellers General Warranty Claim or Sellers Tax Warranty Claim, the amount of that Claim exceeds $1,000,000;

(d)

in the case of Buyer General Warranty Claims and/or Buyer Tax Warranty Claims, the amount of all such Claims exceeds $15,000,000, in which case the whole of such aggregate amount and not just the excess shall, subject to the other provisions of this Agreement, be payable; and

(e)	in respect of any single Buyer General Warranty Claim or Buyer Tax Warranty Claim, the amount of that Claim exceeds $1,000,000.

3	Aggregate amount of Claims

(a)	The aggregate amount of the liability of the Sellers for all Claims, other than a Sellers Fundamental Warranty Claim, shall not in any event exceed $50,000,000.

(b)	The aggregate amount of the liability of the Buyer for all Claims, other than a Buyer Fundamental Warranty Claim, shall not in any event exceed $50,000,000.

(c)	The aggregate amount of the liability of the Sellers for all Sellers Fundamental Warranty Claims shall not in any event exceed $356,664,000.

(d)	The aggregate amount of the liability of the Buyer for all Buyer Fundamental Warranty Claims shall not in any event exceed $356,664,000.

4	Settlement of Sellers’ liability for Claims

(a)

Any liability of the Sellers in respect of a Claim shall be satisfied at the sole option of the Buyer, either in cash or by the transfer by the Sellers of a number of Consideration Shares to the Buyer, calculated in accordance with paragraph 4(b) below, with a value equal to such liability of the Sellers (any fraction of a Consideration Share being rounded up), or a combination of cash or Consideration Shares, with stamp duty and/or any other taxes arising in relation to such transfer of Consideration Shares being for the sole account of the Buyer (the “Sellers Settlement Shares”).

(b)

The parties agree that, for the purposes of paragraphs 4 and 5 of this Schedule 5 only, each Sellers Settlement Share will have a deemed value of $16.82 per share. The Sellers shall make its election pursuant to paragraph 4(a) above by giving a notice in writing to the Buyer (the “Sellers Election Notice”) no later than five Business Days immediately following the final determination of, or agreement to, the Claim, failing which the Sellers shall be deemed to have elected to satisfy the Claim referred to in paragraph 4(a) in cash.

(c)

Where the Sellers elect or are deemed to have elected pursuant to paragraph 4(b) above to satisfy any liability for a Claim in cash, the Sellers shall make their best efforts to satisfy the relevant liability in cash as soon as possible after the earliest of the date of the relevant Sellers Election Notice and the expiration of the five Business Days period set forth in paragraph 4(b) above (“Sellers Target Date”). In the event that any of the Sellers fails to satisfy any liability for a Claim in cash where required to do so in accordance with the terms of this Agreement by the date that falls 20 Business Days after the Sellers Target Date (the “Sellers Payment Default Date”), at any time after the Sellers Payment Default Date the Buyer may elect to require the relevant Seller to settle such Claim by the transfer of Sellers Settlement Shares to the Buyer as provided for in paragraph 4(d) by giving notice in writing to the relevant Seller, and such transfer will occur as soon as reasonably practicable but in no event later than 15 days thereafter.

(d)

The Sellers shall make their best efforts to procure that the transfer of any Sellers Settlement Shares they elect or are deemed to have elected pursuant to paragraph 4(b) above to transfer in settlement of a Claim is completed no later than three Business Days following the Sellers Target Date, provided that the Buyer shall have confirmed the identity of the Buyer’s nominated transferee to the Sellers in writing, and without limitation of the foregoing:

(i)

the Sellers shall deliver to the Buyer a duly executed instrument of transfer in respect of the Sellers Settlement Shares in book-entry form, together with an executed certificate of the transfer agent of the Buyer certifying as to the book-entry issuance thereof (provided that the Buyer shall reasonably cooperate with the Sellers in obtaining such transfer agent certificate); and

(ii)

all Sellers Settlement Shares shall be transferred with full title guarantee together with all rights conferred thereon and free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description, and, without limiting the effect of paragraph 4(e) below, the parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the transfer of the Sellers Settlement Shares and, subject to payment by the Buyer of any relevant stamp duties, the Buyer or its nominee shall be registered as the holder of the relevant Sellers Settlement Shares.

(e)

Each Seller appoints the Buyer (or any officer of the Buyer as may be nominated by the Buyer) irrevocably, and by way of security for the performance of the Sellers’ obligations under this Schedule 5 to transfer Sellers Settlement Shares to the Buyer in settlement of a Claim, as its attorney or attorneys to execute any agreement or document required to be executed by any Seller pursuant to this Schedule 5 in order to effect the transfer of Sellers Settlement Shares to the Buyer including, without limitation, any transfer of Sellers Settlement Shares, provided always that no Seller shall be required to give any warranties regarding any Sellers Settlement Shares other than warranties regarding the capacity of that Seller to enter into such documentation, title to the relevant Sellers Settlement Shares, that the Sellers Settlement Shares are not subject to any Security Interest and are freely transferable.

5	Settlement of Buyer’s liability for Claims

(a)

Any liability of the Buyer in respect of a Claim shall be satisfied at the sole option of the Sellers, either in cash or by the issue by the Buyer of new shares of the Buyer’s common stock to the Sellers (or to any nominee of any Seller) of the number of new shares of the Buyer’s common stock with a deemed value of $12.20 per share equal to such liability of the Buyer (any fraction of a new shares of the Buyer’s common stock being rounded up), or a combination of cash or new shares of the Buyer’s common stock, with any taxes arising in relation to such issue of shares of the Buyer’s common stock being for the exclusive account of the Sellers (the “Buyer Settlement Shares”).

(b)

The parties agree that each Buyer Settlement Share will have a deemed value of $12.20 per share. The Buyer shall make its election pursuant to paragraph 5(a) above by giving a notice in writing to the Sellers (the “Buyer Election Notice”) no later than five Business Days immediately following the final determination of, or agreement to, the Claim, failing which the Buyer shall be deemed to have elected to satisfy the Claim referred to in paragraph 5(a) in cash.

(c)

Where the Buyer elects or is deemed to have elected pursuant to paragraph 5(a) above to satisfy any liability for a Claim in cash, the Buyer will make its best efforts to satisfy the relevant liability in cash as soon as possible after the earliest of the date of the relevant Buyer Election Notice and the expiration of the five Business Days period set forth in paragraph 5(b) above (“Buyer Target Date”). In the event that the Buyer fails to satisfy any liability for a Claim in cash where required to do so in accordance with the terms of this Agreement by the date that falls 20 Business Days after the Buyer Target Date (the “Buyer Payment Default Date”), at any time after the Buyer Payment Default Date the Sellers may elect to require the Buyer to settle such Claim by the issue of Buyer Settlement Shares to the Sellers as provided for in paragraph 5(d) by giving notice in writing to the Buyer, and such issuance will occur as soon as reasonably practicable but in no event later than 15 days thereafter.

(d)

The Buyer shall make its best efforts to procure that the issue of any Buyer Settlement Shares it elects or is deemed to have elected pursuant to paragraph 5(b) above to issue in settlement of a Claim is completed no later than three Business Days following the Buyer Target Date, provided that each Seller shall have confirmed the identity of its nominated holder of Buyer Settlement Shares to the Buyer in writing, and without limitation of the foregoing:

(i)

the Buyer shall deliver to the Sellers or their nominees a duly executed instrument of transfer in respect of the Buyer Settlement Shares in book-entry form, together with an executed certificate of the transfer agent of the Buyer certifying as to the book-entry issuance thereof; and

(ii)

all Buyer Settlement Shares shall be transferred with full title guarantee together with all rights conferred thereon and free from all Security Interests or other adverse interests, rights, equities, claims or potential claims of any description, other than restrictions under applicable state and federal securities laws, and, without limiting the effect of paragraph 5(e) below, the parties shall do all such other things and execute such other agreements and documents as may reasonably be required to give effect to the issuance of the Buyer Settlement Shares and, subject to payment by the Sellers of any relevant stamp duties, the Sellers or their nominees shall be registered as the holder of the relevant Buyer Settlement Shares.

(e)

The Buyer appoints each of the Sellers (or any officer of any Seller as may be nominated by that Seller) irrevocably, and by way of security for the performance of the Buyer’s obligations under this Schedule 5 to issue Buyer Settlement Shares to the Sellers in settlement of a Claim, as its attorney or attorneys to execute any agreement or document required to be executed by the Buyer pursuant to this Schedule 5 in order to effect the issue of Buyer Settlement Shares to the Sellers, including, without limitation, any transfer of Buyer Settlement Shares, provided always that the Buyer shall not be required to give any warranties regarding any Buyer Settlement Shares other than warranties regarding the capacity of the Buyer to enter into such documentation, title to the relevant Buyer Settlement Shares, that the Buyer Settlement Shares are not subject to any Security Interest and are freely transferable other than restrictions under applicable state and federal securities laws.

6	General

A defaulting party shall have no liability in respect of any General Warranty Claim or Tax Warranty Claim if and to the extent that:

(a)

the matter or liability giving rise to the General Warranty Claim or Tax Warranty Claim arises wholly from, or, having arisen, is increased as a result of, a voluntary act, omission or transaction carried out after Completion by the non-defaulting party (or, in the event that the Sellers are the non-defaulting party, any Sellers Group Company or any of their directors, employees, agents or successors in title or, in the event that the Buyer is the non-defaulting party, any Buyer Group Company or any of their directors, employees, agents or successors in title) unless the act or omission or transaction is:

(A)	required by any applicable legislation or regulation in force at Completion;

(B)	required by this Agreement or any other Transaction Document; or

(C)	at the written request of the defaulting party; or

(b)

in the event that the Sellers are the defaulting party, the Target Group Accounts make a specific identifiable disclosure of or provision for the liability, fact, matter, event or circumstance giving rise to the Sellers General Warranty Claim or Sellers Tax Warranty Claim or to the extent that payment or discharge of the relevant matter has been taken into account in the Target Group Accounts; or

(c)

in the event that the Buyer is the defaulting party, the Buyer SEC Documents make a specific identifiable disclosure of or provision for the liability, fact, matter, event or circumstance giving rise to the Buyer General Warranty Claim or to the extent that payment or discharge of the relevant matter has been taken into account in the Buyer Financial Statements; or

(d)	the matter or liability giving rise to the General Warranty Claim or Tax Warranty Claim would not have occurred but for:

(i)	the passing of, or any change in, any applicable legislation or regulation after the date of this Agreement; or

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation.

7	Third party recoveries

(a)

If, in respect of any matter which constitutes, or the non-defaulting party reasonably considers is likely to give rise to, a General Warranty Claim or Tax Warranty Claim, a Buyer Group Company (in the event that a Seller is the defaulting party) or a Seller Group Company (in the event that the Buyer is the defaulting party) has a right of action or other right of recovery against, or indemnification from, a third party an amount which is referable to that General Warranty Claim or Tax Warranty Claim, the non-defaulting party shall (prior to making or bring such General Warranty Claim or Tax Warranty Claim) use its reasonable endeavours to exercise and enforce such rights of recovery and/or indemnification in full (and the time during which such rights are being exercised and/or enforced shall be disregarded for the purposes of calculating the period referred to in paragraph 2 of this Schedule 5.If a defaulting party pays to the non-defaulting party an amount pursuant to a General Warranty Claim or Tax Warranty Claim and the non-defaulting party subsequently recovers from a third party an amount which is referable to that General Warranty Claim or Tax Warranty Claim, then the non-defaulting party shall repay to the defaulting party so much of the amount paid by the defaulting party as does not exceed the amount recovered from the third party, less:

(i)	all proper and reasonable expenses incurred by the non-defaulting party in obtaining that payment and in recovering that amount from the third party;

(ii)	any Tax chargeable on that amount (or any Tax that would have been chargeable on that amount but for the use or set off of a Relief).

8	Non-defaulting party can only recover once for a Claim

In respect of any Claims made, a non-defaulting party shall not in any circumstances be entitled to recover more than once under any Transaction Document in respect of the same loss or liability.

SCHEDULE 6

TARGET GROUP VESSELS

Vessel Name	IMO Number	Registered Owner	Bareboat Charterer	Underlying Flag Registry	Bareboat Flag Registry	Technical and Crew Managers
Adriatic Gas	9662021	AdriaticGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Artic Gas	9745512	ArcticGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Atlantic Gas	9662019	AtlanticGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Balearic Gas	9682253	BalearicGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Bering Gas	9745536	BeringGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Celtic Gas	9682265	CelticGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Pacific Gas	9745524	PacificGas Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Albatross	9675066	Lalandia Shipping Company S.A.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Avocet	9694373	Falstria Shipping Company S.A.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Condor	9368780	Alameda Shipping INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Falcon	9227261	Adela Shipping and Finance, INC.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Kestrel	9543043	Fionia Shipping Company S.A.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Osprey	9553646	Langelandia Shipping Company S.A.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Peregrine	9553660	Mona Shipping Company S.A.	Ultragas ApS	Panama	Denmark	UltraShip Aps
Happy Bird	9197727	Petland Shipping Company S.A.	Ultragas ApS	Isle of Man	None	UltraShip Aps
Happy Pelican	9618850	Zeeland Shipping Company S.A.	Ultragas ApS	Isle of Man	None	UltraShip Aps
Happy Penguin	9623996	Zelandia Shipping Company S.A	Ultragas ApS	Isle of Man	None	UltraShip Aps
Happy Bride	9181900	Highland Shipping Company S.A.	Ultragas ApS	Isle of Man	None	UltraShip Aps

SCHEDULE 7

DIRECTOR RESIGNATION LETTERS FOR TARGET GROUP COMPANIES

TARGET GROUP COMPANY	RESIGNATIONS
Ultraship ApS	Members of the board of directors: • Christian Harald Csaszar Giesecke – (Chairman) • Jan Vincent Vermeij Chamy • Dag Karl Albert Von Appen Burose

Ultragas ApS	Members of the board of directors: • Dag Karl Albert Von Appen Burose – (Chairman) • Jan Vincent Vermeij Chamy • Peter Stokes • Raimundo Sanchez Hanisch

Othello Shipping Company S.A.	• Dag von Appen Burose – (Director, President) • Enrique Ide Valenzuela – (Director,Secretary,Treasurer) • Jan Vermeij Chamy – (Director) • Raimundo Sanchez Hanisch – (Director)

Zeeland Shipping Company S.A.

Alameda Shipping Inc.

Atlanticgas Shipping Inc.

Balearicgas Shipping Inc.

Beringgas Shipping Inc.

Celticgas Shipping Inc.

Falstria Shipping Company S.A.

Highland Shipping Company S.A.

Lalandia Shipping Company S.A.

Arcticgas Shipping Inc.

Fionia Shipping Company S.A.

Langelandia Shipping Company S.A.

Mona Shipping Company S.A.

Pacificgas Shipping Inc.

Pentland Shipping Company S.A.

Adela Shipping and Finance Inc.

Zelandia Shipping Company S.A.

Adriaticgas Shipping Inc.

•  Dag von Appen Burose – (Director, President)

•  Enrique Ide Valenzuela – (Director, Secretary, Treasurer)

•  Michael Schroder Seemann – (Director)

•  Jan Vermeij Chamy – (Director)

•  Raimundo Sanchez Hanisch – (Director)

SCHEDULE 8

DANISH JOINT TAXATION SCHEME

1.1

Ultragas ApS and UltraShip ApS (“Danish Target Group”) are part of the compulsory Danish joint taxation of the Danish entities in Seller B’s group. Consequently, the income of the Danish Target Group is subject to joint taxation with the Danish entities in Seller B’s group until the control of the Danish Target Group is transferred from Seller B to the Buyer. Pursuant to section 31(6) of the Danish Corporate Tax Act (“Selskabsskatteloven”), Seller B is the administrative company (in Danish “Administrationsselskab”) of the Danish Target Group. In order to neutralize the effects of the Danish joint taxation and to ensure that the transfer of the Danish Target Group from Seller B to the Buyer—to the extent possible—has the same tax implications as if the Danish Target Group had not been subject to compulsory Danish joint taxation, the parties agree as follows:

(i)

The Buyer and Seller B agree that the Danish Target Group is consolidated with Seller B under section 31C of the Danish Corporate Tax Act until Completion and, consequently, that the joint taxation of the Danish Target Group and the Danish entities in Seller B’s group will cease as of Completion.

(ii)

Seller B shall no later than 1 month after Completion notify the Danish Tax Agency of the date of the Danish Target Group’s withdrawal from the joint taxation with Seller B and of the period in which the Danish Target Group’s income is to be included in Seller B’s joint taxation income. The Buyer shall no later than 1 month after Completion notify the Danish Tax Agency of the date of commencement of the Danish Target Group’s new joint taxation with the Buyer and of the period in which the Danish Target Group’s income is to be included in the Buyer’s joint taxation income.

(iii)

Seller B shall ensure that all tax returns of the Danish Target Group for all income periods ending on or before Completion are prepared and timely filed with the Danish Tax Agency. Seller B may reasonably choose the principles to be applied when preparing the tax returns, provided, however, that these are in accordance with applicable tax law and the practice hitherto reasonably applied when preparing the Danish Target Group’s tax returns. The Buyer acknowledges and accepts that some of the choices made and principles applied in the tax returns are also binding with respect to the assessment of the Danish Target Group’s taxable income after Completion. The tax return for the interim period must be drafted in accordance with the same principles and choices which has been used so far by the Danish Target Group. If Seller B can prove that the choice of principles which has been made for the draft of the tax return for the interim period is consistent with the choice of principles made so far, the Buyer must accept Seller B’s choice of principles. The Buyer shall not accept a choice of principles that is inconsistent with the principles used so far. As for choices of principles where Seller B cannot prove previous practices, the choice must take both Seller B’s and the Buyer’s fiscal interests into consideration to the extent that their fiscal interests are conflicting.

(iv)

Seller B is entitled to request the Danish tax authorities to allocate the Danish Target groups’ on-account tax payments in the interim period to the interim period in accordance with the Danish Corporate Tax Act section 29B(2).

(v)

The Buyer agrees to make such information available to Seller B and Seller B’s advisors as may reasonably be required in order to prepare the Danish Target Group’s tax returns for income periods ending on or before Completion. Seller B will pay all reasonable out-of-pocket costs and expenses related to Seller B’s advisors in connection with the preparation of the Danish Target Group’s tax returns for income periods ending on or before Completion. Seller B shall provide a draft of the income statement and a draft of the tax return regarding the period since the end of the latest income year and until Closing (i.e., the interim period) to the Buyer no later than 60 days after Closing. Seller B shall pay all expenses for this purpose. If the Buyer does not provide any comments to the draft income tax return for the interim period within 30 days after having received the draft, the draft is considered approved by the Buyer and may as such be sent to the Danish tax authorities. If the Buyer does provide comments to the draft within 30 days after having received the draft, Seller B and the Buyer shall seek to find a settlement on how to draft the tax return. If the Parties cannot find a settlement, Seller B is entitled to submit the tax return in the form that Seller B finds appropriate, and the dispute between the Buyer and Seller B must be solved in accordance with the terms mentioned in the Agreement regarding resolution of disputes.

(vi)	Seller B shall no later than on 1 March 2022 submit the Danish Target Group’s tax returns for the period from 1 January 2021 to Completion to the Buyer (“Interim Tax Period”).

(vii)

Seller B agrees to make such information available to the Buyer and the Buyer’s advisors as may reasonably be required in order to prepare the Danish Target Group’s tax returns for periods ending after Completion. The Buyer will pay all reasonable out-of-pocket costs and expenses related to the Buyer’s advisors in connection with the preparation of the Danish Target Group’s tax returns for periods ending after Completion.

(viii)	Seller B shall in accordance with section 31 of the Danish Corporate Tax Act:

(A)

compensate the Danish Target Group for the Tax value of losses (reasonably agreed by the parties) in the Danish Target Group, to the extent such losses are used by companies in Seller B’s joint taxation,

(B)	repay amounts to the extent the Danish Target Group has paid excess Tax amounts to Seller B,

(C)	pay any further amounts under section 31 of the Danish Corporate Tax Act,

(ix)	The Buyer shall exercise its influence in the Danish Target Group to ensure that the Danish Target Group in accordance with section 31 of the Danish Corporate Tax Act:

(A)

pays an amount to Seller B corresponding to the final Tax on the Danish Target Group’s income in the relevant income year(s) including the Interim Tax Period (after deduction of relevant prepayments of tax from the Danish Target Group to Seller B), subject to Seller B providing the Buyer with evidence (satisfactory to the Buyer) that such amount has been paid to the Danish tax authorities,

(B)

compensates Seller B for the tax value of losses (reasonably agreed by the parties) in Seller B and/or other companies which are jointly taxed with Seller B (except for the Danish Target Group), to the extent that such losses are used by the Danish Target Group, and

(C)

pays any further amounts under section 31 of the Danish Corporate Tax Act, subject to Seller B providing the Buyer with evidence (satisfactory to the Buyer) that such amount has been paid to the Danish tax authorities, it being understood that the Buyer shall be liable for the Danish Target Group’s payments in accordance with this Clause (viii).

(x)

Payment in accordance with the above item (vii)(C) shall be made not later than 10 days after Seller B has received repayment from the Danish Tax Agency of the excess tax in question. Other payments in accordance with the above Clauses (vii) and (viii) shall be made not later than on 20 November in the year following the relevant income year, provided, however, that payments that are a consequence of an increase or a decrease of taxable income shall be made not later than 14 days after the final decision on such increase or decrease.

(xi)

If a decrease of Ultragas ApS’ or UltraShip ApS’ taxable income for a period ending on or prior to Completion is effected, and such decrease implies (i) repayment of tax to Ultragas ApS or UltraShip ApS, or (ii) repayment of joint taxation contribution from Seller B (or companies that are jointly taxation with Seller B) to Ultragas ApS or UltraShip ApS, the Buyer shall pay a corresponding amount to Seller B as an adjustment of the purchase price.

(xii)

During the joint taxation between the Danish Target Group and Seller B, the Danish Target Group and Seller B (and any other group companies under the joint taxation) have been jointly and severally liable to the Danish tax authorities. Following the cessation of the joint taxation between the Danish Target Group and Seller B, the Danish Target Group are only liable for the part of the income Tax, prepaid Tax, and outstanding Tax including interests, that concern the part of the income which is apportioned to the Danish Target Group in accordance with the Danish Corporate Tax Act section 30 (6). With respect to the inter-relation between the Buyer and Seller B, Seller B must bear the reasonable costs and expenses of any such liability for the Danish Target Group to the extent that the liability relates to any period prior to Completion.

(xiii)

In the event the Danish Tax Agency finds that for joint taxation purposes the control of the Danish Target Group is transferred from Seller B to the Buyer at a date other than the Completion Date (the “Alternative Change-of-Control Date”), the above Clauses shall apply with such changes as are necessary, and Seller B shall submit to the Buyer, as soon as possible after the date of the Danish Tax Agency’s decision on the Alternative Change-of-Control Date, the Danish Target Group’s tax returns for the period from 1 January 2021 until the Alternative Change-of-Control Date.

(xiv)

Neither Seller B nor the Buyer are allowed to make contact to the Danish tax authorities and ask for a change in the income for the Danish Target Group regarding any period that ends prior to or at Completion unless both parties agree in writing. Each party can make an enquiry to the Danish tax authorities and ask for an increase if such an enquiry is required by law and if that party provides a copy of the enquiry to the other party.

(xv)

If the Danish Tax Agency should seek to increase Ultragas ApS’ or UltraShip ApS’ taxable income for a period ending on or prior to Completion, Seller B shall have an exclusive right to handle and make decisions on the matter, provided that Seller B accepts to indemnify the Buyer (to its reasonable satisfaction) for such increase. Provided that Seller B accepts to indemnify the Buyer and hereby undertakes to keep the Buyer informed of all information relating to the matter and deliver to the Buyer copies of all material correspondence relating to the matter, Seller B shall furthermore have an exclusive right to reasonably seek the Danish Target Group’s tax returns for periods ending on or prior to Completion changed and otherwise to handle and decide on the Danish Target Group’s tax matters for periods ending on or prior to Completion. The Buyer shall—on Seller B’s request—take such reasonable steps (including ensure that Danish Target Group takes such reasonable steps) as deemed necessary to ensure the above, and Seller B shall indemnify the Buyer (to its reasonable satisfaction) and the Danish Target Group for any costs and expenses related thereto. The Buyer shall not be obliged to take any action in relation to a matter under this paragraph 1.1(xv) where there has been fraudulent conduct or conduct involving dishonestly by Seller B in relation to the matter under this paragraph 1.1(xv).

EXECUTION PAGES

EXECUTED as a DEED by	)
ULTRANAV INTERNATIONAL S.A.	)
acting by [Raimundo Sánchez / Francisco Larraín]	) /s/ Raimundo Sánchez /s/ Francisco Larraín
expressly authorised in accordance	)
with the laws of Panama	)
such execution being witnessed by:	)

Witness’ signature: /s/ Paulina Godoy Muñoz

Witness’ name: Paulina Godoy Muñoz

Witness’ address: Av. El Bosque Norte No. 500, Piso 19, Las Condes, Santiago, Chile

EXECUTED as a DEED by	)
ULTRANAV DENMARK APS	)
acting by [Raimundo Sánchez / Francisco Larraín]	) /s/ Raimundo Sánchez /s/ Francisco Larraín
expressly authorised in accordance	)
with the laws of Denmark	)
such execution being witnessed by:	)

Witness’ signature: /s/ Paulina Godoy Muñoz

Witness’ name: Paulina Godoy Muñoz

Witness’ address: Av. El Bosque Norte No. 500, Piso 19, Las Condes, Santiago, Chile

EXECUTED as a DEED by	)
NAVIERA ULTRANAV LIMITADA	)
acting by [Raimundo Sánchez / Francisco Larraín]	) /s/ Raimundo Sánchez /s/ Francisco Larraín
expressly authorised in accordance	)
with the laws of Chile	)
such execution being witnessed by:	)

Witness’ signature: /s/ Paulina Godoy Muñoz

Witness’ name: Paulina Godoy Muñoz

Witness’ address: Av. El Bosque Norte No. 500, Piso 19, Las Condes, Santiago, Chile

EXECUTED as a DEED by	)
NAVIGATOR HOLDINGS LTD	)
acting by [John Reay]	)	/s/ John Reay
expressly authorised in accordance	)
with the laws of the	)
Republic of the Marshall Islands	)
such execution being witnessed by:	)

Witness’ signature: /s/ Michelle Reay

Witness’ name: Michelle Reay

Witness’ address: 76 Fordwich Rise Hertford SG14 2DE UK